As Filed with the Securities and Exchange Commission on October 14,
1994
                                        REGISTRATION NO. 33-_____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                  _____________________________
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                  _____________________________
                      HIBERNIA CORPORATION
     (Exact Name of Registrant as Specified in its charter)

Louisiana              6711                     72-0724532
(State or              (Primary Standard        (I.R.S. Employer
Jurisdiction of        Industrial               Identification
Incorporation or       Classification           Number)
Organization)

                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5332
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)
                  _____________________________
                          Gary L. Ryan
                        Associate Counsel
                      Hibernia Corporation
                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5560
    (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent for Service)

                           COPIES TO:
                      Patricia C. Meringer
                 Secretary and Associate Counsel
                      Hibernia Corporation
                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-2486

                         Donald P. Weiss
                 Weiner, Weiss, Madison & Howell
                  333 Texas Street, Suite 2350
                  Shreveport, Louisiana  71101
                         (318) 226-9100
                  ____________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:
     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
     /_____/


                 CALCULATION OF REGISTRATION FEE

_________________________________________________________________

Title of each   Amount to be   Proposed   Proposed   Amount of
class of        Registered     Maximum    Maximum    Registration
securities to                  Offering   Aggregate  Fee (2)
be registered                  Price per  Offering
                               Share (1)  Price (1)
_________________________________________________________________

Class A
Common Stock,
no par value   8,370,512       $8.00     $66,964,096   $10,293
               shares
_________________________________________________________________

1. Assuming an Average Market Price of the Registrant's Class A Common Stock, no par value, at closing (as defined elsewhere in the Prospectus) equal to the average of the high and low sales prices of one share of such stock on October 10, 1994.

2. Based upon a book value of the securities to be exchanged as of June 30, 1994 of $29,851,165 pursuant to Rule 457(f)(2) of the Securities Act of 1933 (the "Securities Act").

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                      HIBERNIA CORPORATION

 Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

     Item of Form S-4                   Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1. Forepart of Registration Statement Introduction and Outside Front Cover Page of
    Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Prospectus           Available Information

3.  Risk Factors, Ratio of Earnings     Introduction; The
    To Fixed Charges and Other          Parties to the Merger;
    Information                         Summary; Certain
                                        Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares;
    Counsel                             Experts; Relationship
                                        with Independent
                                        Auditors

9.  Disclosure of Commission Position   Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information; The
                                        Parties to the Merger

11. Incorporation of Certain            Available Information
    Information by Reference

12. Information with Respect to         Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect to         Not Applicable
    Registrants other than
    S-2 or S-3 Registrants

15. Information with Respect to         Not Applicable
    S-3 Companies

16. Information with Respect to         Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to         Summary; The Parties to
    Companies Other Than S-2 or         the Merger; Certain
    S-3 Companies                       Information Concerning
                                        Pioneer

18. Information if Proxies,             Introduction; Summary;
    Consents or Authorizations          Meeting Information;
    are to be Solicited                 Proposed Merger; Certain
                                        Information Concerning
                                        Pioneer; Relationship with
                                        Independent Auditors

19. Information if Proxies,             Not Applicable
    Consent, Authorizations are not
    to be Solicited or in an Exchange
    Offer


            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               OF
                 PIONEER BANCSHARES CORPORATION
                        November __, 1994

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the directors of Pioneer Bancshares Corporation ("Pioneer"), a Special Meeting of the shareholders of Pioneer will be held at the main office of Pioneer Bank & Trust Company, 401 Texas Street, Shreveport, Louisiana 71130 on November __, 1994, at _:00 _.m., for the purpose of considering and voting upon the following matters:

     1. A proposal to approve a Merger of Pioneer with and into Hibernia Corporation ("Hibernia") (the "Merger"), and the related Agreement and Plan of Merger between Pioneer and Hibernia dated as of June 1, 1994 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference, and which Agreement also provides for the merger of Pioneer Bank & Trust Company (the "Bank"), a Louisiana banking association and wholly-owned subsidiary of Pioneer, with and into Hibernia National Bank ("HNB") (the "Bank Merger").

     2. The transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October __, 1994 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

     Each share of common stock, par value $10.00 per share, of Pioneer (the "Pioneer Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the voting power of Pioneer present or represented by proxy at the Special Meeting.

     Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent (80%) of Pioneer's total voting power.

     Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Pioneer or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Darlene Drake
                         Secretary

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS.


                 PIONEER BANCSHARES CORPORATION
                              PROXY

              This Proxy is Solicited on Behalf of
    The Board of Directors of Pioneer Bancshares Corporation


     The undersigned shareholder of Pioneer Bancshares Corporation, a Louisiana corporation, hereby appoints E. R. Campbell, Jr. and B.D. Flurry and each of them, proxies with power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of the Common Stock of Pioneer Bancshares Corporation ("Pioneer") the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Pioneer, which will be held at the office of Pioneer Bank & Trust Company, 401 Texas Street, Shreveport, Louisiana 71130 on November __, 1994, at [time] (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF PIONEER.

     The Board of Directors of Pioneer recommends that you vote FOR approval of the Merger of Pioneer with and into Hibernia
Corporation.

          THIS PROXY IS CONTINUED ON THE REVERSE SIDE
       PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK/
    /___/


            _____________________            ____________________
            Account Number                    Common Stock

Item 1    Approval of Merger of Pioneer with and into Hibernia
          Corporation

                    For            Against             Abstain

               ___            ___                 ___
              /___/          /___/               /___/

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy
Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________


Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.


                         PROXY STATEMENT


                 PIONEER BANCSHARES CORPORATION
                 SPECIAL MEETING OF SHAREHOLDERS
                 To Be Held on November __, 1994


                           PROSPECTUS

                      HIBERNIA CORPORATION

                      8,370,512 SHARES OF
                      CLASS A COMMON STOCK
                         (NO PAR VALUE)


     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $10.00 per share (the "Pioneer Common Stock"), of Pioneer Bancshares Corporation ("Pioneer") in connection with the solicitation of proxies by the Board of Directors of Pioneer for use at a special meeting of shareholders (the "Special Meeting") to be held at _:00 p.m., local time, on November __, 1994, at the office of Pioneer Bank & Trust Company, 401 Texas Street, Shreveport, Louisiana 71130, and at any adjournments or postponements thereof.

          At the Special Meeting, the holders of record of Pioneer Common Stock as of the close of business on October __, 1994 (the "Record Date") will consider and vote upon a proposal to approve the merger of Pioneer with and into Hibernia Corporation ("Hibernia") (the "Merger"), and the related Agreement and Plan of Merger dated June 1, 1994 (the "Agreement") between Pioneer and Hibernia pursuant to which, immediately following the merger of Pioneer into Hibernia, Pioneer Bank & Trust Company (the "Bank") will also merge with and into Hibernia National Bank ("HNB") (the "Bank Merger"). Upon consummation of the Merger, each outstanding share of Pioneer Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries and shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia's Class A Common Stock, no par value (the "Hibernia Common Stock"), determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

          This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

          The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on October __, 1994 was $______ per share.

          This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Pioneer on or about October __, 1994.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Pioneer. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Hibernia, nor will there be any sale of Hibernia Common Stock offered hereby, in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE
NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is October __, 1994.


                        TABLE OF CONTENTS

                                                           Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . .
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .
THE PARTIES TO THE MERGER. . . . . . . . . . . . . . .
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . .
MEETING INFORMATION. . . . . . . . . . . . . . . . . .

     Date, Place and Time  . . . . . . . . . . . . . .
     Record Date; Voting Rights  . . . . . . . . . . .
     Voting and Revocation of Proxies. . . . . . . . .
     Solicitation of Proxies . . . . . . . . . . . . .

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . .
PROPOSED MERGER. . . . . . . . . . . . . . . . . . . .

     Background of and Reasons for Merger. . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor  . . . . . . . . . .
     Surrender of Certificates . . . . . . . . . . . .
     Representations and Warranties:
       Conditions to the Merger; Waiver. . . . . . . .
     Regulatory and Other Approvals. . . . . . . . . .
     Business Pending the Merger . . . . . . . . . . .
     Effective Date of the Merger; Termination . . . .
     Management and Operations After the Merger. . . .
     Certain Differences in Rights of Shareholders . .
     Material Tax Consequences . . . . . . . . . . . .
     Resale of Hibernia Common Stock . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . .
     Dividend Reinvestment Plan. . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . .

CERTAIN REGULATORY CONSIDERATIONS . . . . . . .. . . .
CERTAIN INFORMATION RELATING TO PIONEER. . . . . . . .

     Description of Business . . . . . . . . . . . . .
     Ownership of Pioneer Common Stock
       and Dividends . . . . . . . . . . . . . . . . .

RELATIONSHIP WITH INDEPENDENT AUDITORS . . . . . . . .
VALIDITY OF SHARES . . . . . . . . . . . . . . . . . .
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . .
PIONEER CONSOLIDATED FINANCIAL INFORMATION . . .

APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF US BANKING ALLIANCE INC.
APPENDIX C    --    SELECTED PROVISIONS OF LOUISIANA LAW RELATING
                          TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX D    --    OPINION OF ERNST & YOUNG REGARDING CERTAIN TAX
                          MATTERS



                          INTRODUCTION


     This Registration Statement relates to shares of Class A Common Stock, no par value of Hibernia Corporation, a Louisiana corporation , which will be issued in connection with the Merger of Pioneer Bancshares Corporation, a Louisiana corporation, with and into Hibernia. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of common stock, $10.00 par value, of Pioneer (the "Pioneer Common Stock").

     Shareholders of Pioneer will be asked to approve the Merger at a Special Meeting to be held on November __, 1994. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

     The terms of the Merger are described in this Proxy Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia and Pioneer is attached hereto as Appendix A for reference.

                      AVAILABLE INFORMATION

     Hibernia Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, 14th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Common Stock are listed.

     Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Pioneer and its subsidiaries has been supplied by Pioneer.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are the following documents filed by Hibernia Corporation with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1993, (2) definitive Proxy Statement dated April 8, 1994 relating to its 1994 Annual Meeting of Shareholders held on April 26, 1994 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994 and June 30, 1994, and
(4) Current Reports on Form 8-K dated August 18, 1994, September 22, 1994 and October 11, 1994, respectively.

     All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Hibernia will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Assistant Corporate Secretary, Telephone (504) 533-3411.

                    THE PARTIES TO THE MERGER

     Hibernia. Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of June 30, 1994, Hibernia had total consolidated assets of approximately $4.9 billion and shareholders' equity of approximately $443 million. As of June 30, 1994, Hibernia was ranked, on the basis of total assets, as the 90th largest bank holding company in the United States and the second largest headquartered in Louisiana.

     As of June 30, 1994 Hibernia had a single banking subsidiary, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through 101 branches throughout Louisiana. As of June 30, 1994, HNB was the largest bank headquartered in Louisiana.

     Hibernia consummated four mergers in the third quarter of 1994, two each as of July 1 and August 1, each of which was accounted for as a pooling of interests. Restated supplemental consolidated financial statements of Hibernia reflecting the impact of these mergers were included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 1994 and are incorporated herein by reference. As restated to reflect those mergers, Hibernia's total assets and shareholders' equity as of December 31, 1993 were $5.7 billion and $474 million, respectively.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference. See "AVAILABLE INFORMATION."

     Selected Financial Data. The closing market price per share of Hibernia Common Stock on the NYSE on May 31, 1994, the day prior to the announcement of the proposed Merger was $8.875. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.

                     SELECTED FINANCIAL DATA
                           (Unaudited)


The following table sets forth certain historical and restated consolidated information for Hibernia Corporation. The historical information is based on historical financial statements and related notes of Hibernia Corporation incorporated by reference into this Proxy Statement - Prospectus. The restated information reflects the impact of four mergers consummated in the second quarter of 1994, two each as of July 1 and August 1, each of which was accounted for as a polling of interests. Pro forma financial information giving effect to the merger and other probable mergers is included in the "PRO FORMA FINANCIAL INFORMATION".

HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                                                                           6 Months Ended
                                                                     Year Ended December 31                     June 30
Unaudited ($ in thousands, except per share amounts)      1993      1992      1991      1990      1989       1994      1993
                                                        --------  --------  --------  --------  --------   ---------  -------
Net interest income                                     $195,705  $197,278  $234,599  $261,318  $214,530    $99,008   $99,569
Income (loss) from continuing operations                  47,950    (7,915) (143,997)  (10,995)   61,644     35,575    21,801
Per share:
   Income (loss) from continuing operations                 0.58     (0.27)    (5.12)    (0.40)     2.30       0.43      0.26
   Cash dividends                                           0.03         -       .15       .90       .91       0.08         -
   Book value                                               5.12      4.48      7.05     13.16     14.45       5.29      4.72


SELECTED PERIOD-END BALANCES

Debt                                                           -     8,269    94,534   104,367    55,406          -         -
Total assets                                           4,795,583 4,734,038 6,018,429 7,357,850 6,698,851  4,857,164 4,667,976


RESTATED HIBERNIA CORPORATION (1)
SELECTED FINANCIAL INFORMATION

                                                                                                          6 Months Ended
                                                                     Year Ended December 31                June 30
Unaudited ($ in thousands, except per share amounts)      1993      1992      1991      1990      1989       1994      1993
                                                        -------   --------   -------  -------   --------   --------  --------
Net interest income                                     $234,064  $234,398  $263,348  $285,614  $238,989   $117,896  $118,701
Income (loss) from continuing operations                  55,391    (1,752) (141,367)  (17,014)   58,148     37,055    25,922
Per share:
   Income (loss) from continuing operations                 0.58     (0.04)    (3.44)    (0.42)     1.46       0.38      0.27
   Cash dividends                                           0.03         -      0.15      0.90      0.91       0.08         -
   Book value                                               5.05      4.39      5.52      9.87     10.68       5.02      4.65


SELECTED PERIOD-END BALANCES

Debt                                                      23,981    25,710   127,566   123,145    91,077      3,741    20,935
Total assets                                           5,719,856 5,592,710 6,862,752 8,172,331 7,531,137  5,691,832 5,517,784

(1) Refer to "PRO FORMA FINANCIAL INFORMATION".

     Pioneer. Pioneer is a Louisiana corporation registered under the BHCA. As of June 30, 1994, Pioneer had total consolidated assets of $ 362 million and shareholders' equity of $29.8 million. Pioneer's banking subsidiary is Pioneer Bank & Trust Company, a Louisiana banking corporation having twelve (12) offices in Caddo Parish in Louisiana. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

     The principal offices of Pioneer are located at 401 Texas Street, Shreveport, Louisiana 71130 and its telephone number is
(318) 429-6000. For additional information concerning the business of Pioneer and its financial condition, see "CERTAIN INFORMATION CONCERNING PIONEER" and "PIONEER CONSOLIDATED FINANCIAL INFORMATION."

                     SELECTED FINANCIAL DATA
                           (Unaudited)


The following table sets forth certain historical consolidated information for Pioneer Bancshares Corporation. This information is based on historical financial statements and related notes of Pioneer Bancshares Corporation, contained elsewhere in this Proxy Statement - Prospectus. Pro forma financial information giving effect to the merger and other mergers that have been consummated or are expected to be consummated, is included in the "PRO FORMA FINANCIAL INFORMATION".

PIONEER BANCSHARES CORPORATION
SELECTED FINANCIAL INFORMATION

                                                                 Year Ended December 31              6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)    1993     1992     1991     1990     1989       1994     1993
                                                       ------   ------   ------   ------   ------     ------   -------
Net interest income                                    $16,682  $16,869  $14,281  $10,887   $8,296     $8,016   $8,091
Income from continuing operations                        3,690    2,200    1,671    1,475      642      2,263    1,696

Per share:
   Income from continuing operations                     13.45     8.02     6.09     5.37     2.34       8.25     6.18
   Cash dividends                                         1.50     1.00     1.00        -        -          -        -
   Book value                                           101.41    90.42    83.40    78.27    72.89     108.77    96.60


SELECTED PERIOD-END BALANCES

Debt                                                     6,213    6,877    7,243    7,908    8,529      2,080    6,560
Total assets                                           355,332  359,842  356,700  349,518  307,443    361,986  358,797

PIONEER BANCSHARES CORPORATION

QUARTERLY INCOME RESULTS
Unaudited ($ in thousands, except per share amounts)

                                                   1994
                                                I         II

Interest income                               $5,611     $5,808
Net interest income                            3,954      4,062
Net income                                     1,156      1,107
Net income per share                           $4.21      $4.04



                                                                1993
                                                I         II         III        IV

Interest income                               $5,789     $6,023     $6,152     $6,277
Net interest income                            3,779      4,312      4,170      4,421
Income before extraordinary item                 567      1,129        804      1,190
Income per share beore extraordinary item       2.07       4.11       2.93       4.34
Net income                                       567      1,129        804        929
Net income per share                           $2.07      $4.11      $2.93      $3.38


                                                                1992
                                                I         II         III        IV

Interest income                               $6,879     $6,796     $6,754     $6,330
Net interest income                            3,849      4,310      4,265      4,445
Net income                                       433        586        644        537
Net income per share                           $1.58      $2.14      $2.35      $1.96

        PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                           (Unaudited)


The following table sets forth certain unaudited pro forma combined financial information for Hibernia Corporation (on a restated basis, after giving effect for the issuance of 13,021,494 shares of Hibernia Corporation common stock in conjunction with the mergers of Commercial Bancshares, Inc. and Bastrop National Bank, consummated on July 1, 1994; and First Continental Bancshares, Inc. and First Bancorp of Louisiana, Inc. consummated on August 1, 1994 [See Note A to the Pro Forma Combined Financial Statements.]) and Pioneer Bancshares Corporation. This table is based on and should be read in conjunction with the historical financial statements and related notes of Hibernia Corporation, incorporated by reference into this Proxy Statement - Prospectus, and Pioneer Bancshares Corporation, contained elsewhere in this Proxy Statement - Prospectus. The table also gives effect to probable mergers with First State Bank and Trust and American Bank to which Hibernia Corporation is a party, as discussed in Note D to the pro forma combined financial statements. The pro forma information, which reflects the mergers using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the mergers been consummated at the beginning of the periods indicated below or which may occur after all the mergers are consummated. The pro forma information gives effect to the issuance of 8,370,512 shares of Hibernia Corporation common stock for all the outstanding shares of Pioneer Bancshares Corporation, 3,350,000 shares of Hibernia Corporation common stock for all the outstanding shares of First State Bank and Trust Company and 2,250,000 shares of Hibernia Corporation common stock for all the outstanding shares of American Bank, in each of the periods presented.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                          Year Ended December 31        6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)    1993       1992      1991          1994      1993
                                                       --------  -------   -------       -------   --------
Net interest income                                    $250,746  $251,267  $277,629      $125,912  $126,792
Income (loss) from continuing operations                 59,081       448  (139,696)       39,318    27,618
Per share:
   Income (loss) from continuing operations                0.57      0.01     (2.82)         0.37      0.27
   Cash dividends                                          0.03         -      0.15          0.08         -
   Book value                                              4.91      4.27      5.05          4.91      4.53


SELECTED PERIOD-END BALANCES

Debt                                                     30,194    32,587   134,809         3,741    27,449
Total assets                                          6,075,188 5,952,552 7,219,452     6,051,673 5,876,581


*  Includes Hibernia Corporation, Pioneer Bancshares Corporation, Commercial Bancshares, Inc.,
   Bastrop National Bank, First Continental Bancshares, Inc. and First Bancorp of Louisiana, Inc.


TOTAL PRO FORMA HIBERNIA CORPORATION**
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                         Year Ended December 31         6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)    1993       1992      1991          1994      1993
                                                       --------  --------  --------      --------  --------
Net interest income                                    $261,753  $261,394  $285,155      $131,405  $132,221
Income (loss) from continuing operations                 62,273     2,964  (139,049)       40,621    29,006
Per share:
   Income (loss) from continuing operations                0.57      0.05     (2.52)         0.37      0.26
   Cash dividends                                          0.03         -      0.15          0.08         -
   Book value                                              4.91      4.27      4.92          4.91      4.53


SELECTED PERIOD-END BALANCES

Debt                                                     30,194    32,587   134,809         3,741    27,449
Total assets                                          6,316,193 6,188,888 7,445,259     6,294,900 6,111,169


**  Includes Hibernia Corporation, Pioneer Bancshares Corporation, Commercial Bancshares, Inc., Bastrop National Bank,
     First Continental Bancshares, Inc., First Bancorp of Louisiana, Inc., First State Bank and Trust Company and American Bank.


                COMPARATIVE PER SHARE INFORMATION
                           (Unaudited)


The following table sets forth for Hibernia Corporation common stock and Pioneer Bancshares Corporation common stock certain historical, restated, unaudited pro forma combined and unaudited pro forma equivalent per share financial information. This table is based on and should be read in conjunction with the historical financial statements and related notes of Hibernia Corporation, incorporated by reference into this Proxy Statement - Prospectus, and Pioneer Bancshares Corporation, contained elsewhere in this Proxy Statement - Prospectus. The restated information reflects the impact of four mergers consummated in the second quarter of 1994, two each as of July 1 and August 1, each of which was accounted for as a pooling of interests. The pro forma information, which reflects the merger using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the merger been consummated at the beginning of the periods indicated below or which may occur after the merger is consummated. The pro forma information gives effect to the issuance of 8,370,512 shares of Hibernia Corporation common stock for all the outstanding shares of Pioneer Bancshares Corporation.

HIBERNIA CORPORATION AND PIONEER BANCSHARES CORPORATION

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                                                                       PRO FORMA      PIONEER
                                                                       HISTORICAL      HIBERNIA      BANCSHARES
                                             HISTORICAL    RESTATED      PIONEER     CORPORATION    CORPORATION
                                              HIBERNIA     HIBERNIA    BANCSHARES    (WITH PIONEER   PRO FORMA
                                            CORPORATION CORPORATION(1) CORPORATION  BANCSHARES) (1)EQUIVALENT (2)
Per Common Share:

Income (loss) from continuing operations:
  For the six months ended June 30,
       1994                                       $0.43         $0.38        $8.25           $0.37        $11.29
       1993                                        0.26          0.27         6.18            0.27          8.24
   For the year ended December 31,
        1993                                      $0.58         $0.58       $13.45           $0.57        $17.39
        1992                                      (0.27)        (0.04)        8.02            0.01          0.31
        1991                                      (5.12)        (3.44)        6.09           (2.82)       (86.01)

Cash dividends:
  For the six months ended June 30,
       1994                                       $0.08         $0.08            -           $0.08         $2.44
       1993                                           -             -            -               -             -
   For the year ended December 31,
        1993                                      $0.03         $0.03        $1.50           $0.03         $0.92
        1992                                          -             -         1.00               -             -
        1991                                       0.15          0.15         1.00            0.15          4.58

Book Value:
  At June 30, 1994                                $5.29         $5.02      $108.77           $4.91       $149.76

   At December 31, 1993                           $5.12         $5.05      $101.41           $4.91       $149.76


(1)  Refer to "PRO FROMA FINANCIAL INFORMATION".
(2)  Pro forma equivalent amounts are computed by multiplying the pro forma combined amount by the
     Pioneer Bancshares exchange ratio of 30.50.

     From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible merger or similar transactions with other financial institutions. At the date hereof, Hibernia has entered into definitive merger agreements with two financial institutions in addition to Pioneer which are described in documents incorporated herein by reference and described under "PRO FORMA FINANCIAL INFORMATION" below. In addition, Hibernia is pursuing other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders.

                             SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders of Pioneer in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which shareholders are urged to read carefully prior to the Special Meeting.

The Proposed Merger

     In accordance with the terms of the Agreement, Pioneer will be merged with and into Hibernia, whereupon the separate existence of Pioneer will cease. Immediately thereafter, the Bank will be merged into HNB, with HNB as the surviving bank. On the Effective Date, each outstanding share of Pioneer Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Louisiana law, will be converted into
30.5 shares of Hibernia Common Stock, unless the average market price of Hibernia Common Stock for the five business days ("Average Market Price") preceding the last trading day immediately prior to the closing of the Merger (the "Closing Date") is $7.50 per share or less, or $9.50 per share or more. If the Average Market Price of Hibernia Common Stock is $7.50 or less, then holders of Pioneer Common Stock will receive an aggregate number of shares of Hibernia Common Stock determined by dividing $62,779,000 by the Average Market Price. If the Average Market Price is $9.50 or more, then the holders of Pioneer Common Stock will receive an aggregate number of shares of Hibernia Common Stock determined by dividing $72,500,000 by the Average Market Price. As long as the Average Market Price is above $7.50 and below $9.50, however, holders of Pioneer Common Stock, will receive 30.5 shares of Hibernia Common Stock for each share of Pioneer Common Stock held by them.

Management and Operations After the Merger

     After the Effective Date, the offices of the Bank will operate as branch banking offices of HNB. As of the Effective Date, the directors of Pioneer and the Bank will no longer hold their positions as directors. See "PROPOSED MERGER -- Management and Operations After the Merger." Certain officers of Pioneer and its subsidiaries have executed or intend to execute employment or consulting agreements with Hibernia, and Hibernia maintains a regional advisory board of directors in the Shreveport-Bossier region of Louisiana on which some or all of the directors of Pioneer and its subsidiaries may serve. In addition, it is anticipated that Mr. Campbell will be considered for a position on the Board of Directors of Hibernia after the Merger. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Other Pending Merger Transaction for Hibernia

     In addition to Pioneer, Hibernia has entered into definitive merger agreements with two financial institutions. These transactions are subject to certain conditions, similar to the conditions to the Merger described herein. These transactions may be consummated before or after consummation of the Merger. Shareholders of Pioneer will not have the right to vote on the other pending transactions, or any other transaction that might be entered into by Hibernia prior to the Effective Date of the Merger. In addition, if the Merger is consummated prior to consummation of another transaction, former shareholders of Pioneer who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the merger transactions that are currently pending.

     The table below includes certain information concerning the pending merger transactions, other than Pioneer, to which Hibernia is a party as of the date of this Proxy Statement-Prospectus. Further information concerning the effects of these transactions, including complete pro forma financial information, is included herein below. See "PRO FORMA FINANCIAL INFORMATION." All information included in the following table is as of June 30, 1994, and all percentages are percentages of the total combined entity, assuming consummation of all pending mergers including Pioneer, and using the historical financial statements of Hibernia as of June 30, 1994 as a basis.


Name         Deposits      Deposits  Assets    Assets  Shareholders'  Equity
                           as % of             as % of    Equity       as %
                            Total               Total                 Total

First State
Bank and
Trust     $129 million    2.37%    $150 million   2.38%   $20.0 million 3.68%

American
Bank      $85 million     1.56%    $ 94 million   1.49%   $ 7.8 million 1.44%

     On a pro forma basis, and based upon historical results, if each of the pending mergers had been effective on January 1, 1991, the pending transactions, including Pioneer and taken as a whole, would have decreased earnings per share in each of the years 1991, 1992 and 1993, as shown on the Pro Forma Combined Statements of Income included in the Pro Forma Financial Statements below.

     On a pro forma basis, as of June 30, 1994, the book value of the shares of Hibernia would be slightly decreased by the pending transactions. The effect of the Merger on the book value of Hibernia Common Stock, as well as Pioneer Common Stock, is shown in the Comparative Per Share Information table included herein.

Recommendation of the Board of Directors

     The Board of Directors of Pioneer has unanimously approved the Agreement, believes that the Merger is in the best interests of the shareholders of Pioneer and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from US Banking Alliance Inc. an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of Pioneer. See "PROPOSED MERGER -- Opinion of Financial Advisor." Pioneer's Board believes that the Merger will provide significant value to all Pioneer shareholders and will enable them to participate in opportunities for growth that Pioneer's Board believes the Merger makes possible. In recommending the Merger to the shareholders, Pioneer's Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford Pioneer's shareholders and the business earnings and potential for future growth of Pioneer and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

     A number of factors were considered by the Board of Directors of Pioneer in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia, Pioneer, HNB and the Bank; the ability of the combined entity to compete in the relevant banking markets; the market price of Hibernia Common Stock; the absence of an active trading market for Pioneer's common stock; the consideration to be received by Pioneer shareholders in relation to Pioneer's earnings and book value; the anticipated tax-free nature of the Merger to Pioneer's shareholders for federal income tax purposes; and the financial terms of other recent business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

     US Banking Alliance Inc., Pioneer's financial advisor, has rendered both oral and written opinions that the terms of the Merger are fair, from a financial point of view, to Pioneer's shareholders. A copy of the opinion of US Banking Alliance Inc. is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "PROPOSED MERGER -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

Votes Required

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the voting power of Pioneer present at the Special Meeting. Directors of Pioneer and members of their families have voting power with respect to 189,632 shares of Pioneer Common Stock, representing 69.10% of the Pioneer Common Stock outstanding as of the Record Date. See "PROPOSED MERGER -- Ownership of Pioneer Common Stock." Subject to receipt of certain fairness opinions from US Banking Alliance Inc., the directors of Pioneer have agreed to vote their stock in favor of approval of the Agreement at any meeting of Pioneer's shareholders held before June 30, 1995 at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the opinion of their counsel. See "MEETING INFORMATION -- Record Date; Voting Rights" and "CERTAIN INFORMATION RELATING TO PIONEER -
- - Voting Securities and Certain Holders Thereof."

Conditions; Abandonment; Amendment

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Pioneer and the Federal Reserve Board and approval of the Bank Merger by the Office of the Comptroller of the Currency ("OCC"). [Both the OCC and the Federal Reserve Board have approved the Merger.] Applicable law provides that the Merger may not be consummated until at least 30, but no more than 90, days after approval of the Federal Reserve Board is obtained, which prohibits the consummation of the Merger prior to [date], 1994. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Regulatory and Other Approvals."

     Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Pioneer's shareholders may reduce the ratio of Hibernia Common Stock to Pioneer Common Stock to be issued in the Merger (the "Exchange Ratio"). Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Pioneer's shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

     The terms of the Merger include certain benefits for employees and management of Pioneer, including employment agreements between Hibernia and Messrs. Flurry and Campbell, consulting agreements between Messrs. Hansen, Jones and Macollister, and indemnification of officers, directors and employees of Pioneer for certain liabilities up to certain aggregate limitations. See "PROPOSED MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

Employee Benefits

     Hibernia has agreed as part of the Agreement that it will offer to all employees of Pioneer who are employed as of the Effective Date and who become employees of Hibernia or HNB after the Merger, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Pioneer will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Pioneer employees who become Hibernia employees full credit for their years of service (for both eligibility and vesting) with Pioneer for purposes of Hibernia's 401(k) plan, the Retirement Security Plan. Hibernia has also agreed to pay or provide certain other benefits. See "PROPOSED MERGER -- EMPLOYEE BENEFITS."

Material Tax Consequences

     It is a condition to consummation of the Merger that the parties receive an opinion of counsel or a public accounting firm to the effect that the Merger when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of Pioneer Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Pioneer's shareholders with respect to such exchange. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who also serve as independent auditors for Hibernia, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code. A copy of such opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

     Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Pioneer consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him or her.

Dissenters' Rights

     Each holder of Pioneer Common Stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in the Bank Merger Act, 12 U.S.C. Section 215a, et seq., a copy of which is attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Pioneer Common Stock, Hibernia may abandon the Merger. In addition, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

     Upon completion of the Merger, shareholders of Pioneer, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws.
The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Pioneer. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

     The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. If, among other things, holders of more than 10% of the outstanding shares of Pioneer Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to effect the Merger. See "PROPOSED MERGER -- Accounting Treatment."

                       MEETING INFORMATION

General

     Each copy of this Proxy Statement-Prospectus mailed to holders of Pioneer Common Stock is accompanied by a proxy card furnished in connection with the solicitation of proxies by Pioneer's Board of Directors for use at the Special Meeting and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of Pioneer on approximately November __, 1994. The Special Meeting is scheduled to be held on November __, 1994, at _:00 _.m. local time, at the main office of Pioneer Bank & Trust Company, 401 Texas Street, Shreveport, Louisiana 71130. Only holders of record of Pioneer Common Stock at the close of business on October __, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, the shareholders of Pioneer will consider and vote upon a proposal to approve the Merger and the related Agreement, and such other matters as may properly be brought before the Special Meeting.

     HOLDERS OF PIONEER COMMON STOCK ARE REQUESTED TO COMPLETE,
DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PIONEER IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

     Any holder of Pioneer Common Stock who has delivered a proxy may revoke it any time before it is voted by giving notice of revocation in writing or delivering a signed proxy card bearing a later date to Pioneer, provided that such notice or proxy card must actually be received by Pioneer before the vote of shareholders at the Special Meeting. A shareholder who votes in person at the Special Meeting in a manner that is inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked his or her proxy as to that matter only. Any notice of revocation or proxy card should be sent to Pioneer at 401 Texas Street, Shreveport, Louisiana 71130, Attention: Darlene Drake, Secretary.

     The shares of Pioneer Common Stock represented by properly executed proxies received at or before the Special Meeting and not subsequently revoked will be voted as directed in such proxies. Proxy cards that are received and that do not contain instructions as to how to vote the shares represented thereby will be voted FOR approval of the Merger and the related Agreement. If any other matters are properly presented for consideration at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable law. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the Special Meeting one or more times to permit further solicitation of proxies in order to obtain sufficient votes to approve the Merger and the related Agreement. As of the date of this Proxy Statement-Prospectus, Pioneer's Board of Directors is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger.

     Any costs of soliciting proxies from shareholders of Pioneer will be borne by Pioneer. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Pioneer (who will receive no additional compensation for doing so).

     PIONEER SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS OF PIONEER WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR PIONEER STOCK CERTIFICATES FOR CERTIFICATES REPRESENTING HIBERNIA COMMON STOCK.

Votes Required

     As of the Record Date, there were 274,443 shares of Pioneer Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote. The affirmative vote of two-thirds of the voting power of Pioneer present or represented by proxy and entitled to vote at the Special Meeting will be required to approve the Merger. Members of Pioneer's Board of Directors and executive officers, along with members of their families who are expected to vote in favor of approval of the Merger, own 69.10% of the outstanding Pioneer Common Stock.

     For purposes of the Special Meeting, the presence in person or by proxy of a majority of the outstanding shares of Pioneer Common Stock is necessary to constitute a quorum of shareholders in order to take action. For these purposes, shares of Pioneer Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless whether the holder of the shares or proxy actually votes on the Merger or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger. Accordingly, an "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the abstention is made. The affirmative vote of two-thirds of the voting power of Pioneer present or represented by proxy at the Special Meeting will be necessary to approve the Merger.

     Each outstanding share of Pioneer Common Stock is entitled to one vote on each matter that comes before the Special Meeting. As of the Record Date for the Special Meeting, there were 274,443 shares of Pioneer Common Stock outstanding and entitled to vote at the Special Meeting.

     The directors and executive officers of Pioneer and their affiliates beneficially owned a total of 189,632 shares or approximately 69.79% of the outstanding shares of Pioneer Common Stock as of the Record Date. Each shareholder who is a director has executed an agreement with Hibernia pursuant to which such shareholder has committed, subject to certain conditions, to vote the shares of Pioneer Common Stock owned by him in favor of the proposal to approve the Merger. Additionally, Pioneer has been advised that all of its directors and executive officers intend to vote their shares in favor of approval of the Merger.

     As of the Record Date, the directors and executive officers of Hibernia and their affiliates beneficially owned no shares of Pioneer Common Stock.

     Approval of the Merger by Hibernia shareholders is not required under applicable law.

Recommendation of Pioneer's Board

     Pioneer's Board has unanimously approved the Merger and unanimously recommends that Pioneer's shareholders vote FOR approval of the Merger. See "PROPOSED MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

Other Matters

     The Board of Directors of Pioneer is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

                 PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial statements reflect
Hibernia's pending mergers as described in its public reports and press releases, giving effect to the assumptions and adjustments described in the accompanying notes.

     The information in the column titled "Hibernia Corporation" on the Pro Forma Combined Balance Sheet, Pro Forma Statements of Income and audited Statements of Income are summarized from Hibernia's Report on Form 10-K for the year ended December 31, 1993 and its quarterly report on Form 10-Q for the quarter ended June 30, 1994. The information in the column titled "Restated Hibernia" on those statements is summarized from the supplemental consolidated financial statements of Hibernia filed on the Current Report on Form 8-K dated October 11, 1994, which reflects four mergers consummated in the third quarter of 1994. The information contained in the columns titled "Pioneer Bancshares Corporation", "First State Bank and Trust Company" and "American Bank" are based on December 31, 1993, 1992 and 1991 audited financial statements of those entities and unaudited financial statements of those entities for the quarters ended June 30, 1994 and 1993. The pro forma financial statements do not purport to be indicative of the results that actually would have been obtained if the pending transactions had occurred on the dates indicated or that may be obtained in the future.

     On August 16, 1994, Hibernia announced that it had executed an agreement and plan of merger with First State Bank and Trust Company, a Louisiana banking association headquartered in Bogalusa, Louisiana ("First State"). Shareholders of First State will receive an aggregate of 3,350,000 shares of Hibernia Common Stock in the merger, unless the average market price of Hibernia Common Stock as of the Closing is less than $7.75 (in which case they would receive in the aggregate Hibernia shares valued at $25,962,500) or more than $9.75 per share (in which case they would receive in the aggregate Hibernia shares valued at $32,662,500).

     On September 19, 1994, Hibernia announced that it had executed an agreement and plan of merger with American Bank, a Louisiana banking association headquartered in Norco, Louisiana ("American Bank"). Shareholders of American Bank will receive an aggregate of 2,250,000 shares of Hibernia common stock in the merger, unless the average market price of Hibernia Common Stock as of the Closing is less than $7.75 (in which case they would receive in the aggregate Hibernia shares valued at $17,437,500) or higher than $8.875 (in which case they would receive in the aggregate Hibernia shares valued at $19,968,750).

     The mergers with First State and American Bank are subject to the satisfaction of certain conditions similar to those described herein with regard to the Merger. There can be no assurance that either of these proposed mergers will occur, or that the timing of the consummation of those mergers will be as assumed in the Pro Forma Financial Statements.

                PRO FORMA COMBINED BALANCE SHEET
                           (Unaudited)


The following unaudited pro forma combined balance sheet combines the restated balance sheet of Hibernia Corporation and the historical balance sheet of Pioneer Bancshares Corporation as if the merger had been effective on June 30, 1994. This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia Corporation, incorporated by reference into this Proxy Statement - Prospectus, and Pioneer Bancshares Corporation, contained elsewhere in this Proxy Statement - Prospectus. The restated balance sheet reflects the impact of four mergers consummated in the second quarter of 1994 as discussed in Note A. The unaudited pro forma combined balance sheet also gives effect to other probable mergers, to which Hibernia Corporation is a party, as discussed in Note D to the pro forma combined financial statements. These mergers include First State Bank and Trust Company and American Bank, and have been included in the pro forma combined balance sheet as if the mergers had been effective on June 30, 1994.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
June 30, 1994

                                                                     (A)
                                                                   RESTATED     PIONEER      PRO        PRO FORMA
                                                      HIBERNIA     HIBERNIA   BANCSHARES,   FORMA       HIBERNIA
Unaudited ($ in thousands)                           CORPORATION CORPORATION  CORPORATION   ADJ.       CORPORATION

ASSETS
  Cash and due from banks                              $236,320      $263,172    $19,225                 $282,397
  Interest-bearing time deposits in domestic banks            -           197      1,483                    1,680
  Short-term investments                                 75,245        57,512      2,049    ($2,145)(C)    57,416
  Securities available for sale                         435,223       686,499     47,861                  734,360
  Securities held to maturity                         1,501,374     1,639,341    129,926                1,769,267
  Loans, net of unearned income                       2,498,068     2,909,658    151,009                3,060,667
      Reserve for possible loan losses                 (158,332)     (167,199)    (2,690)                (169,889)
          Loans, net                                  2,339,736     2,742,459    148,319                2,890,778
  Bank premises and equipment                            84,938        96,696      7,409                  104,105
  Customers' acceptance liability                         9,730         9,730          0                    9,730
  Other assets                                          174,598       196,226      5,714                  201,940
          TOTAL ASSETS                               $4,857,164    $5,691,832   $361,986    ($2,145)   $6,051,673

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $763,417      $890,106    $70,708                 $960,814
      Interest-bearing                                3,385,726     4,022,125    249,809                4,271,934
          Total Deposits                              4,149,143     4,912,231    320,517                5,232,748
  Federal funds purchased and securities
      sold under agreements to repurchase               166,197       179,193      5,476                  184,669
  Liability on acceptances                                9,730         9,730          0                    9,730
  Other liabilities                                      89,354       100,976      4,061       ($65)(C)   104,972
  Debt                                                        -         3,741      2,080     (2,080)(C)     3,741
          TOTAL LIABILITIES                           4,414,424     5,205,871    332,134     (2,145)    5,535,860

SHAREHOLDERS' EQUITY
  Common Stock                                          160,738       185,740      2,880     13,191 (B)   201,811
  Surplus                                               405,362       391,813      6,742    (14,004)(B)   384,551
  Treasury Stock                                              -             0       (813)       813 (B)         0
  Retained earnings (deficit)                          (118,276)      (82,328)    21,284                  (61,044)
  Unrealized gain (loss) on securities available for     (5,084)       (9,264)      (241)                  (9,505)
          TOTAL SHAREHOLDERS' EQUITY                    442,740       485,961     29,852          0       515,813
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $4,857,164    $5,691,832   $361,986    ($2,145)   $6,051,673

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
June 30, 1994
(continued)

                                                                 FIRST STATE                              TOTAL
                                                      PRO FORMA    BANK AND                             PRO FORMA
                                                      HIBERNIA      TRUST      AMERICAN   PRO FORMA     HIBERNIA
Unaudited ($ in thousands)                           CORPORATION   COMPANY       BANK    ADJUSTMENTS   CORPORATION

ASSETS
  Cash and due from banks                              $282,397        $6,880     $3,795                 $293,072
  Interest-bearing time deposits in domestic banks        1,680             -        186                    1,866
  Short-term investments                                 57,416         6,500      4,600                   68,516
  Securities available for sale                         734,360             -     17,229                  751,589
  Securities held to maturity                         1,769,267        84,076      9,345                1,862,688
  Loans, net of unearned income                       3,060,667        49,427     55,106                3,165,200
      Reserve for possible loan losses                 (169,889)       (1,585)    (1,085)                (172,559)
          Loans, net                                  2,890,778        47,842     54,021                2,992,641
  Bank premises and equipment                           104,105         1,511      2,587                  108,203
  Customers' acceptance liability                         9,730             -          0                    9,730
  Other assets                                          201,940         2,877      1,778                  206,595
          TOTAL ASSETS                               $6,051,673      $149,686    $93,541         $0    $6,294,900

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $960,814       $22,648    $13,557                 $997,019
      Interest-bearing                                4,271,934       106,288     71,375                4,449,597
          Total Deposits                              5,232,748       128,936     84,932                5,446,616
  Federal funds purchased and securities
      sold under agreements to repurchase               184,669             -        252                  184,921
  Liability on acceptances                                9,730             -          0                    9,730
  Other liabilities                                     104,972           722        540                  106,234
  Debt                                                    3,741             -          0                    3,741
          TOTAL LIABILITIES                           5,535,860       129,658     85,724          0     5,751,242

SHAREHOLDERS' EQUITY
  Common Stock                                          201,811         1,000        484     $9,268 (D)   212,563
  Surplus                                               384,551         8,000      3,516     (9,268)(D)   386,799
  Treasury Stock                                              0             -          0                        0
  Retained earnings (deficit)                           (61,044)       11,028      4,063                  (45,953)
  Unrealized gain (loss) on securities available for     (9,505)            -       (246)                  (9,751)
          TOTAL SHAREHOLDERS' EQUITY                    515,813        20,028      7,817          0       543,658
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $6,051,673      $149,686    $93,541         $0    $6,294,900

             PRO FORMA COMBINED STATEMENTS OF INCOME
                           (Unaudited)


The following unaudited pro forma combined statements of income for the six months ended June 30, 1994 and 1993, and the years ended December 31, 1993, 1992, and 1991 combines the restated statements of income of Hibernia Corporation and the historical statements of income of Pioneer Bancshares Corporation as if the merger had been effective on January 1, 1991. These unaudited pro forma combined statements of income should be read in conjunction with the historical financial statements and related notes of Hibernia Corporation, incorporated by reference into this Proxy Statement - Prospectus, and Pioneer Bancshares Corporation, contained elsewhere in this Proxy Statement - Prospectus. The cost associated with the merger, estimated to be approximately $531,000 will be accounted for as a current period expense upon consummation of the merger and has not been reflected in the pro forma combined statements of income. The restated statements of income reflect the impact of four mergers consummated in the second quarter of 1994 as discussed in Note A. The unaudited pro forma combined statements of income also give effect to other probable mergers, to which Hibernia Corporation is a party, as discussed in Note D to the pro forma combined financial statements. These mergers include First State Bank and Trust Company and American Bank, and have been included in the pro forma combined statements of income as if the mergers had been effective on January 1, 1991.

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Six Months Ended June 30, 1994

                                                                                (A)
                                                                             RESTATED        PIONEER        PRO FORMA
                                                            HIBERNIA         HIBERNIA      BANCSHARES        HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION      CORPORATION    CORPORATION     CORPORATION
Interest Income
    Interest and fees on loans                                  $96,700         $115,418         $6,945        $122,363
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                             53,579           64,095          4,296          68,391
        Obligations of states and political subdivisions              -              676              5             681
    Trading account interest                                         15               15              -              15
    Interest on time deposits in domestic banks                       -               31             56              87
    Interest on federal funds sold and securities
        purchased under agreements to resell                      2,428            3,022            117           3,139
        Total Interest Income                                   152,722          183,257         11,419         194,676
Interest Expense
    Interest on deposits                                         51,423           61,666          3,197          64,863
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            2,291            2,445             31           2,476
    Interest on debt and other                                        -            1,250            175           1,425
        Total Interest Expense                                   53,714           65,361          3,403          68,764
Net Interest Income                                              99,008          117,896          8,016         125,912
    Provision for possible loan losses                                -               20            125             145
Net Interest Income After Provision for
    Possible Loan Losses                                         99,008          117,876          7,891         125,767
Noninterest Income
    Trust fees                                                    6,223            6,504              -           6,504
    Service charges on deposits                                  16,482           18,942          1,415          20,357
    Other service, collection and exchange charges                9,266           10,108          1,083          11,191
    Other operating income                                        3,068            3,411            643           4,054
    Securities gains (losses), net                                    -              165             (2)            163
        Total Noninterest Income                                 35,039           39,130          3,139          42,269
Noninterest Expense
    Salaries and employee benefits                               45,167           55,291          4,017          59,308
    Occupancy expense, net                                       10,286           11,362            591          11,953
    Equipment expense                                             5,432            6,218            429           6,647
    Data processing expense                                       9,291            9,421              0           9,421
    Foreclosed property expense                                  (4,900)          (3,694)           117          (3,577)
    Other operating expense                                      31,445           38,897          2,439          41,336
        Total Noninterest Expense                                96,721          117,495          7,593         125,088
Income Before Income Taxes                                       37,326           39,511          3,437          42,948
Income tax expense                                                1,751            2,456          1,174           3,630
Income from Continuing Operations                               $35,575          $37,055         $2,263         $39,318

Pro Forma Weighted Average Common Shares                     83,662,494       96,683,988      8,370,512     105,054,500

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.43 *          $0.38                          $0.37

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Six Months Ended June 30, 1994
(continued)

                                                                            FIRST STATE                       TOTAL
                                                            PRO FORMA        BANK AND                       PRO FORMA
                                                            HIBERNIA           TRUST        AMERICAN         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION        COMPANY         BANK         CORPORATION
Interest Income
    Interest and fees on loans                                 $122,363           $2,214          2,665        $127,242
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                             68,391            2,183            713          71,287
        Obligations of states and political subdivisions            681                6             38             725
    Trading account interest                                         15                -              0              15
    Interest on time deposits in domestic banks                      87                -              3              90
    Interest on federal funds sold and securities
        purchased under agreements to resell                      3,139              117            137           3,393
        Total Interest Income                                   194,676            4,520          3,556         202,752
Interest Expense
    Interest on deposits                                         64,863            1,640            916          67,419
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            2,476                -              0           2,476
    Interest on debt and other                                    1,425                -             27           1,452
        Total Interest Expense                                   68,764            1,640            943          71,347
Net Interest Income                                             125,912            2,880          2,613         131,405
    Provision for possible loan losses                              145              525             30             700
Net Interest Income After Provision for
    Possible Loan Losses                                        125,767            2,355          2,583         130,705
Noninterest Income
    Trust fees                                                    6,504                3              0           6,507
    Service charges on deposits                                  20,357              355            308          21,020
    Other service, collection and exchange charges               11,191              149             75          11,415
    Other operating income                                        4,054               43             82           4,179
    Securities gains (losses), net                                  163                -              0             163
        Total Noninterest Income                                 42,269              550            465          43,284
Noninterest Expense
    Salaries and employee benefits                               59,308              798            895          61,001
    Occupancy expense, net                                       11,953              331            268          12,552
    Equipment expense                                             6,647               99             50           6,796
    Data processing expense                                       9,421               87            311           9,819
    Foreclosed property expense                                  (3,577)               5             10          (3,562)
    Other operating expense                                      41,336              358            490          42,184
        Total Noninterest Expense                               125,088            1,678          2,024         128,790
Income Before Income Taxes                                       42,948            1,227          1,024          45,199
Income tax expense                                                3,630              632            316           4,578
Income from Continuing Operations                               $39,318             $595           $708         $40,621

Pro Forma Weighted Average Common Shares                    105,054,500        3,350,000      2,250,000     110,654,500

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.37                                           $0.37

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Six Months Ended June 30, 1993

                                                                                (A)
                                                                             RESTATED        PIONEER        PRO FORMA
                                                            HIBERNIA         HIBERNIA      BANCSHARES        HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION      CORPORATION    CORPORATION     CORPORATION
Interest Income
    Interest and fees on loans                                  $92,960         $112,075         $6,873        $118,948
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                             53,928           64,505          4,664          69,169
        Obligations of states and political subdivisions              -              559              5             564
    Trading account interest                                         10               10              -              10
    Interest on time deposits in domestic banks                     181              233            122             355
    Interest on federal funds sold and securities
        purchased under agreements to resell                      5,140            5,595            148           5,743
        Total Interest Income                                   152,219          182,977         11,812         194,789
Interest Expense
    Interest on deposits                                         50,573           60,905          3,354          64,259
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            1,798            1,940              -           1,940
    Interest on debt and other                                      279            1,431            367           1,798
        Total Interest Expense                                   52,650           64,276          3,721          67,997
Net Interest Income                                              99,569          118,701          8,091         126,792
    Provision for possible loan losses                            8,800            9,628            749          10,377
Net Interest Income After Provision for
    Possible Loan Losses                                         90,769          109,073          7,342         116,415
Noninterest Income
    Trust fees                                                    6,374            6,786              -           6,786
    Service charges on deposits                                  14,838           17,225          1,557          18,782
    Other service, collection and exchange charges                7,985            8,842          1,174          10,016
    Other operating income                                        4,291            5,383            490           5,873
    Securities gains (losses), net                                    -               10            (75)            (65)
        Total Noninterest Income                                 33,488           38,246          3,146          41,392
Noninterest Expense
    Salaries and employee benefits                               41,397           48,365          3,731          52,096
    Occupancy expense, net                                        9,922           10,896            586          11,482
    Equipment expense                                             5,385            6,185            384           6,569
    Data processing expense                                       8,014            8,129            186           8,315
    Foreclosed property expense                                   2,662            5,195            688           5,883
    Other operating expense                                      35,076           40,505          2,325          42,830
        Total Noninterest Expense                               102,456          119,275          7,900         127,175
Income (Loss) Before Income Taxes and
    Extraordinary Items                                          21,801           28,044          2,588          30,632
Income tax expense                                                    -            2,122            892           3,014
Income (Loss) from Continuing Operations                        $21,801          $25,922         $1,696         $27,618

Pro Forma Weighted Average Common Shares                     82,825,792       95,847,286      8,370,512     104,217,798

Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (E)                               $0.26 *          $0.27                          $0.27

See notes to Pro Forma Combined Financial Statements.
*Historical

HIBERNIA CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
Six Months Ended June 30, 1993
(continued)

                                                                            FIRST STATE                       TOTAL
                                                            PRO FORMA        BANK AND                       PRO FORMA
                                                            HIBERNIA           TRUST        AMERICAN         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION        COMPANY         BANK         CORPORATION
Interest Income
    Interest and fees on loans                                 $118,948           $2,255         $2,392        $123,595
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                             69,169            2,637            976          72,782
        Obligations of states and political subdivisions            564               16              3             583
    Trading account interest                                         10                -              0              10
    Interest on time deposits in domestic banks                     355                -              3             358
    Interest on federal funds sold and securities
        purchased under agreements to resell                      5,743               75             84           5,902
        Total Interest Income                                   194,789            4,983          3,458         203,230
Interest Expense
    Interest on deposits                                         64,259            1,968            962          67,189
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            1,940                -              0           1,940
    Interest on debt and other                                    1,798                -             82           1,880
        Total Interest Expense                                   67,997            1,968          1,044          71,009
Net Interest Income                                             126,792            3,015          2,414         132,221
    Provision for possible loan losses                           10,377              450              0          10,827
Net Interest Income After Provision for
    Possible Loan Losses                                        116,415            2,565          2,414         121,394
Noninterest Income
    Trust fees                                                    6,786                3              0           6,789
    Service charges on deposits                                  18,782              346            317          19,445
    Other service, collection and exchange charges               10,016              136             62          10,214
    Other operating income                                        5,873               35             62           5,970
    Securities gains (losses), net                                  (65)               -              0             (65)
        Total Noninterest Income                                 41,392              520            441          42,353
Noninterest Expense
    Salaries and employee benefits                               52,096              817            850          53,763
    Occupancy expense, net                                       11,482              377            231          12,090
    Equipment expense                                             6,569               89             36           6,694
    Data processing expense                                       8,315               75            264           8,654
    Foreclosed property expense                                   5,883                5            203           6,091
    Other operating expense                                      42,830              367            358          43,555
        Total Noninterest Expense                               127,175            1,730          1,942         130,847
Income (Loss) Before Income Taxes and
    Extraordinary Items                                          30,632            1,355            913          32,900
Income tax expense                                                3,014              591            289           3,894
Income (Loss) from Continuing Operations                        $27,618             $764           $624         $29,006

Pro Forma Weighted Average Common Shares                    104,217,798        3,350,000      2,250,000     109,817,798
Pro Forma Income (Loss) Per Common Share
     from Continuing Operations (E)                               $0.27                                           $0.26

See notes to Pro Forma Combined Financial Statements.
*Historical

PIONEER BANCSHARES CORPORATION

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

A. The "Restated Hibernia Corporation" information reflects the results of the mergers with Commercial Bancshares, Inc. and Bastrop National Bank, consummated on July 1, 1994; and First Continental Bancshares, Inc. and First Bancorp of Louisiana, Inc., consummated on August 1, 1994, which were accounted for as poolings of interests. Hibernia Corporation issued 13,021,494 shares of common stock with a stated value of $25,002,000 to effect these mergers. Debt totaling $17,825,000 and related accrued interest and premium of $4,930,000 was retired in conjunction with these mergers.

B. Hibernia Corporation will issue common stock with an aggregate market value at the date of merger of $71,149,000 million to effect the merger with Pioneer Bancshares Corporation (Pioneer). The Hibernia Corporation common stock is assumed to have a market value of $8.50 per share resulting in the issuance of 8,370,512 shares of common stock for all the outstanding common stock of Pioneer (exchange ratio of 30.50).

      If the Average Market Price is less than $7.50 per share, then the number of shares of Hibernia Common Stock to be exchanged in the Merger will be increased proportionately with the decrease in the Average Market Price below that level to ensure that an aggregate value of $62,779,000 of Hibernia Common Stock is exchanged in the Merger. Similarly, if the Average Market Price is more than $9.50 per share, then the number of shares of Hibernia Common Stock to be exchanged in the Merger will be decreased proportionately with the increase in the Average Market Price above that level to ensure that an aggregate value of $72,500,000 of Hibernia Common Stock is exchanged in the Merger. However, if the Average Market Price is between $9.50 and $7.50, the number of shares to be exchanged will remain constant, even if the Average Market Price fluctuates within that range.

      The stated value of Hibernia Corporation common stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

C. Hibernia Corporation will use available federal funds sold to retire Pioneer debt of $2,080,000 and related accrued interest of $65,000. The retirement of the Pioneer debt is not a requirement of the merger.

D. In addition to the Pioneer merger, Hibernia Corporation is a party to a pending merger with First State Bank and Trust Company (First State) and American Bank (American). Hibernia Corporation will issue common stock to effect these mergers in transactions using the pooling of interests method of accounting.

      The Hibernia Corporation common stock is assumed to have a market value of $8.50 per share and a stated value of $1.92 per share.

      If the Average Market Price is less than $7.75 per share, then the number of shares of Hibernia Common Stock to be exchanged in the First State merger will be increased proportionately with the decrease in the Average Market Price below that level to ensure that an aggregate value of $25,962,500 of Hibernia Common Stock is exchanged in the merger. Similarly, if the Average Market Price is more than $9.75 per share, then the number of shares of Hibernia Common Stock to be exchanged in the merger will be decreased proportionately with the increase in the Average Market Price above that level to ensure that an aggregate value of $32,662,500 of Hibernia Common Stock is exchanged in the merger. However, if the Average Market Price is between $9.75 and $7.75, the number of shares to be exchanged will remain constant, even if the Average Market Price fluctuates within that range.

      If the Average Market Price is less than $7.75 per share, then the number of shares of Hibernia Common Stock to be exchanged in the American merger will be increased proportionately with the decrease in the Average Market Price below that level to ensure that an aggregate value of $17,437,500 of Hibernia Common Stock is exchanged in the merger. Similarly, if the Average Market Price is more than $8.875 per share, then the number of shares of Hibernia Common Stock to be exchanged in the merger will be decreased proportionately with the increase in the Average Market Price above that level to ensure that an aggregate value of $19,968,750 of Hibernia Common Stock is exchanged in the merger. However, if the Average Market Price is between $8.875 and $7.75, the number of shares to be exchanged will remain constant, even if the Average Market Price fluctuates within that range.

      In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

                  Hibernia         Mkt Value      Stated Value   Exchange
                   Shares          of Shares        of Shares      Ratio
                  --------        ------------    ------------   --------
First State       3,350,000       $ 28,475,000     $ 6,432,000     33.50
American          2,250,000         19,125,000       4,320,000      4.65
Total             5,600,000       $ 47,600,000     $10,752,000

E. Hibernia Corporation expects to achieve savings through reductions in interest expense and operating costs in connection with the proposed mergers. The savings vary from merger to merger depending upon Hibernia Corporation's pre-merger operations in the respective geographic area. The majority of the savings will be achieved through the retirement of long-term debt upon merger and consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors such as FDIC assessments. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

                         PROPOSED MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

Background and Reasons for Merger

     As a result of recent improvement in the Louisiana economy, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the Board of Directors of Pioneer is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

     In March of 1994, Hibernia contacted representatives of Pioneer and expressed an interest in a proposed merger. After several meetings and extensive negotiations, the Agreement was executed on June 1, 1994. The Agreement calls for an exchange of Hibernia Common Stock for all of the outstanding shares of Pioneer in a tax-free merger.

     In determining that the Merger was in the best interests of Pioneer and its stockholders, the Board of Directors of Pioneer considered a numerous factors, including: (a) the business, earnings and potential for future growth of Pioneer and Hibernia;
(b) potential operational and managerial benefits that could be derived from the Merger; (c) the consideration to be received by Pioneer stockholders in the Merger in relation to the book value and earnings of Pioneer; (d) prices paid in similar merger transactions; (e) the tax-free nature of the stock-for-stock exchange; (f) the liquidity provided by holding shares of Hibernia which are traded on the NYSE; and (g) the fairness opinion issued by U.S. Banking Alliance ("USBA").

     Based on the foregoing, the Board of Directors of Pioneer has unanimously approved the Agreement and believes that the Merger is in the best interests of the shareholders of Pioneer, and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from USBA an opinion that the terms of the Merger are fair, from a financial point of view, to the common shareholders of Pioneer. See "PROPOSED MERGER -- Opinion of Financial Advisor." Pioneer's Board believes that the Merger will provide significant value to all Pioneer shareholders and will enable them to participate in opportunities for growth that Pioneer's Board believes the Merger makes possible.

Terms of the Merger

     On the Effective Date, each outstanding share of Pioneer Common Stock (other than shares held by dissenting shareholders) will be converted into 30.5 shares of Hibernia Common Stock, unless the Average Market Price of Hibernia Common Stock is $7.50 or less or $9.50 or more. If the Average Market Price is $7.50 or less, then the aggregate number of shares of Hibernia Common Stock to be exchanged in the Merger will be determined in accordance with the following formula: ($62,779,000 divided by the Average Market Price of Hibernia Common Stock). If the Average Market Price is $9.50 or more, then the aggregate number of shares of Hibernia Common Stock to be exchanged in the Merger will be determined in accordance with the following formula: ($72,500,000 divided by the Average Market Price of Hibernia Common Stock). For this purpose, the Average Market Price of the Hibernia Common Stock will be the average of the high and low trading prices of the stock for the five business days prior to the last trading day immediately preceding the Closing Date.

     If the Average Market Price is less than $7.50 per share, then the number of shares of Hibernia Common Stock to be exchanged in the Merger will be increased proportionately with the decrease in the Average Market Price below that level to ensure that an aggregate value of $62,779,000 of Hibernia Common Stock is exchanged in the Merger. Similarly, if the Average Market Price is more than $9.50 per share, then the number of shares of Hibernia Common Stock to be exchanged in the Merger will be decreased proportionately with the increase in the Average Market Price above that level to ensure that an aggregate value of $72,500,000 of Hibernia Common Stock is exchanged in the Merger. However, if the Average Market Price is between $9.50 and $7.50, the number of shares to be exchanged will remain constant, even if the Average Market Price fluctuates within that range.

     Upon the effectiveness of the Merger, the conversion of shares of Pioneer Common Stock to Hibernia Common Stock will be automatic, and Pioneer shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. However, the exchange of Pioneer stock certificates for certificates representing Hibernia Common Stock will occur after the Effective Date of the Merger.

     SHAREHOLDERS OF PIONEER SHOULD NOT FORWARD THEIR STOCK
CERTIFICATES TO PIONEER OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, PIONEER SHAREHOLDERS WILL RECEIVE INSTRUCTIONS
REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON
STOCK.

     For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Advice and Opinion of Financial Advisor

     Pioneer retained the financial institution consulting firm of US Banking Alliance Inc., Atlanta, Georgia ("USBA") as financial advisor in connection with the proposed Merger. USBA subsequently delivered to the Board of Directors of Pioneer its written opinion dated March 31, 1994 that, based on the matters set forth therein, the terms of the Merger as provided for in the Agreement are fair to Pioneer's stockholders from a financial point of view. A copy of USBA's opinion is set forth as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

     USBA, as part of its financial institution consulting business, is routinely engaged in the valuation of banks and other financial institutions and their securities in connection with mergers and acquisitions and other transactions. Pioneer retained USBA on the basis of its reputation and its experience in evaluating financial institutions. The terms of the Merger were negotiated between the respective managements of Pioneer and Hibernia. USBA did not participate in direct negotiations between the parties.

     In connection with rendering its opinion USBA reviewed and analyzed, among other things, the following: (1) the Merger documents; (2) certain publicly available information concerning Pioneer and Hibernia including the audited financial statements for each of the years in the three-year period ended December 31, 1993, and the unaudited financial statements for the three months ended March 31, 1994; (3) certain other internal information, primarily financial in nature, concerning the business and operation of Pioneer and Hibernia furnished to USBA by Pioneer and Hibernia for purposes of its analysis; (4) certain publicly available information with respect to other companies that USBA believed to be comparable to Pioneer and Hibernia and the trading markets for such other companies' securities, and (5) certain publicly available information concerning the nature and terms of other transactions that USBA considered relevant to its inquiry. Pioneer did not impose any restrictions or limitations on USBA with respect to the scope of its investigation.

     In performing its review and analysis and in arriving at its opinion, USBA assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or that was publicly available. USBA did not attempt independently to verify any such information. USBA did not conduct a physical inspection of the properties or facilities of Pioneer or Hibernia nor did it make or obtain any independent evaluations or appraisals of any such properties or facilities.

     In conducting its analyses and arriving at its opinion, USBA considered such financial and other factors as it deemed appropriate under the circumstances including, among other things, the following: (1) the historical and current financial condition and results of operations of Pioneer and Hibernia, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (2) the business prospects of Pioneer and Hibernia; (3) the economies in Pioneer's and Hibernia's market areas; (4) the historical and current market for Pioneer Common Stock and Hibernia Common Stock and for the equity securities of certain other companies that USBA believed to be comparable to Pioneer and Hibernia; and (5) the nature and terms of certain other acquisition transactions that USBA believed to be relevant. USBA also took into account its assessment of general economic, market, financial, and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally.

     Set forth below is a brief summary of the valuation report produced by USBA to the Board of Directors.

     Summary of Proposal - USBA reviewed the terms of the merger proposal, including the consideration provided for in the Agreement, the resulting percentage ownership of the combined company that would be held by Pioneer shareholders immediately following the proposed transaction, and the value of the consideration offered.

     Industry Comparative Analysis - USBA reviewed the strengths and weaknesses of Pioneer and Hibernia by comparing their respective financial performance to (1) high performance regional institutions operating within metropolitan statistical areas; (2) financial institutions within the same strategic class; and (3) selected peer institutions comparable in size, strategic focus, and market locations. This analysis compared a number of Pioneer's and Hibernia's historical financial ratios to those of the comparable groups, including but not limited to: (1) general profitability measures such as returns on average assets and equity; (2) net interest margins; (3) net non-interest margins; (4) operating risk;
(5) strategic risk; (6) capital analysis; (7) credit quality link;
(8) liquidity risk; (9) interest rate risk; and (10) off-balance sheet risk.

     Valuation of Pioneer - USBA estimated the fair market value of Pioneer. In arriving at the estimated fair market value, USBA utilized the income approach and the market approach and then reconciled the values derived from each such approach.

     Using a form of discounted future earnings analysis under the income approach, USBA projected Pioneer's earnings for the five years to end March 31, 1999, based on certain assumptions, including, but not limited to, annual asset growth of 3% to 6%, constant to slightly improving staff utilization as measured by core deposits per full time equivalent employee, no additional branch facilities, loan to deposit ratios in a range of 47.50 percent to 55.00 percent, net charge-offs normalizing to 0.57 percent to 0.71 percent, loan loss reserve targets of 1.50 percent to 1.85 percent of gross loans and a constant dividend payout of at least 50 percent of net income. Four alternative projection scenarios were prepared and labeled expected, better, worse and alternate cases. The above projections were discounted to present value at 12.02 percent. The discount rate was an estimate of the required returns of holders or prospective holders of shares of a financial institution similar to Pioneer, based on a number of factors including prevailing interest rates, the pricing levels of publicly traded financial institutions, the financial condition and operating results of Pioneer, as well as USBA's general knowledge of valuation, the securities markets, and acquisition values in other markets of financial institutions. Using the income approach, USBA established a range of $161 to $228 per share.

     In the market approach, USBA analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, and the premium paid over book value as a percentage of core deposits) resulting from selected completed bank merger transactions, as well as recently announced pending transactions. USBA then performed a comparison of a number of financial ratios for Pioneer to those of the target bank institutions and analyzed the results to determine whether adjustments to Pioneer's value would be necessary. Based on the adjustments made, USBA established an average of $223.00 per share.

     USBA then reviewed the results from the two approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range for the acquisition value of Pioneer of $185.00 to $230.00 per share.

     The following is a brief summary of the valuation analysis of Hibernia presented by USBA to the Board of Directors of Pioneer in the valuation report.

     Hibernia's Stock Pricing - USBA examined the pricing of Hibernia's common stock as of March 31, 1994, in relation to other regional commercial banks, commercial banks of a similar size, and all actively traded commercial banks. USBA also combined the common stock price level to the results of a dividend discount model incorporating analysts' estimates of earnings growth.

     The summary of USBA's reports set forth above does not purport to be a complete description of USBA's presentations to Pioneer's Board of Directors of the analyses performed by USBA. The preparation of a fairness opinion is a complex process, and it is difficult to fully describe the process in a partial or summary description. USBA believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or the above summary, without considering all of the analyses or the entire summary, could create an incomplete and misleading view of the processes underlying the analyses set forth in USBA's reports and its opinion. In addition, USBA may have given various assumptions more or less weight than other assumptions and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be USBA's view of the actual value of Pioneer or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses. In performing its analyses, USBA made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Pioneer or Hibernia. The specific analyses performed by USBA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such individual analyses were prepared solely as part of USBA's overall analysis of the fairness of the consideration to be received by Pioneer's shareholders and were provided to the Board of Directors of Pioneer in connection with the delivery of USBA's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, USBA's opinion and presentation to Pioneer's Board of Directors was one of many factors taken into consideration by Pioneer's Board of Directors in making its determination to approve the Merger.

     Hibernia and Pioneer, through arms' length negotiation, determined the amount of consideration to be given to Pioneer shareholders in the Merger. USBA did not advise Hibernia in any manner with regard to establishing the consideration to be paid.

     For USBA's services as financial advisor in the proposed transaction, Pioneer will pay USBA fees of approximately $27,500 for the issuance of the fairness opinion. In addition, Pioneer has agreed to reimburse USBA for reasonable out-of-pocket expenses and indemnify USBA against certain liabilities, including certain liabilities under the securities laws.

Surrender and Exchange of Stock Certificates

     As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as Exchange Agent, will mail all non-dissenting shareholders of Pioneer a letter of transmittal, together with instructions for the exchange of their Pioneer Common Stock certificates for certificates representing Hibernia Common Stock. Until so exchanged, each certificate representing Pioneer Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. Shareholders should not send their Pioneer Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

     Pioneer shareholders who cannot locate their Pioneer stock certificates are encouraged to contact Darlene Drake, Secretary, 401 Texas Street, Shreveport, Louisiana 71130 telephone: (318) 429-6000 prior to the Special Meeting. New certificates will be issued to Pioneer shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Pioneer and Hibernia (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). Pioneer or Hibernia (as it successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who have misplaced their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock if the Merger is approved and consummated.

Employee Benefits

     Hibernia has agreed as part of the Agreement that it will offer to all employees of Pioneer who are employed as of the Effective Date and who become employees of Hibernia or HNB after the Merger, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Pioneer will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Pioneer employees who become Hibernia employees full credit for their years of service (for both eligibility and vesting) with Pioneer for purposes of Hibernia's 401(k) plan, the Retirement Security Plan.

     Pioneer intends to terminate its existing profit sharing plan and to distribute the funds in that plan to participants promptly after receipt of a termination letter from the Internal Revenue Service. Distributions from this plan may be rolled over into Hibernia's Retirement Security Plan (its 401(k) plan) by persons eligible to participate in Hibernia's plan, as long as the legal requirements of such rollover are met.

Expenses

     The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless whether the Merger is consummated.

Representations and Warranties; Conditions to the Merger; Waiver

     The Agreement contains representations and warranties by Pioneer regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The obligations of Hibernia and Pioneer to consummate the Merger and the Bank Merger are conditioned upon, among other things, approval of the Agreement by Pioneer's shareholders; the receipt of necessary regulatory approvals, including the approval of the OCC and the Federal Reserve without any materially burdensome conditions; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of
Section 368 of the Code and that, to the extent Pioneer Common Stock is exchanged for Hibernia Common Stock, Pioneer's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger and the Bank Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of Pioneer, the receipt of certain opinions of USBA and, in the case of Hibernia, the absence of an event that would preclude the Merger from being accounted for as a pooling-of-interests. In this regard, Hibernia may abandon the Merger if Pioneer shareholders holding more than 10% of the outstanding Pioneer Common Stock exercise and perfect dissenters' rights.

     Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Pioneer's shareholders may reduce the Exchange Ratio. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Pioneer shareholders.

Regulatory and Other Approvals

     Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained. Approval of the Federal Reserve Board for the Merger was obtained on [date], 1994.

     HNB is regulated by the OCC, and the Bank Merger consequently must be approved by the OCC before it may be effected. [The OCC has approved the Merger].

     Pioneer and Hibernia must wait at least 30 days after [date of approval], 1994 (the date of Federal Reserve Board approval) before they may consummate the Merger. During this 30-day period, the Department of Justice may object to the Merger on antitrust grounds.

     The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Securities and Exchange Commission and the state securities regulators in those states that require such registration. The shares will also be listed on the NYSE.

     The regulatory approvals sought in connection with the Merger and the Bank Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, it may not be consummated thereafter. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

     Under the terms of the Agreement, neither Pioneer nor the Bank may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing policy; (iii) enter into or substantially modify any employee benefits plans, except that Pioneer may amend its Profit Sharing Plan in order to bring such plan into compliance with applicable laws and regulations, and Pioneer may take steps to terminate its Profit Sharing Plan, including, but not limited to, the appointment of a successor trustee for purposes of distributing the proceeds of the plan to participants; (iv) establish any automatic teller machines or branch or other banking offices; (v) make any capital expenditure(s) in excess of $100,000; (vi) merge with any other company or bank or liquidate or otherwise dispose of its assets; or
(vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, Pioneer may not solicit bids or other transactions that would result in a merger of Pioneer or the Bank with an entity other than Hibernia or HNB. Pioneer may pay normal and customary dividends prior to the Closing Date.

Effective Date of the Merger; Termination

     After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date and time that the Merger will become effective as of the date and time of the issuance by the Louisiana Secretary of State of a certificate of merger relating to the Merger (the "Effective Date").

     Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Pioneer's shareholders: (i) in the event of a material breach by the other party of any representation, warranty or covenant which has not been cured within the period allowed by the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of the Closing Date; (iii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has run; (iv) if the shareholders of Pioneer fail to approve the Merger at the Special Meeting; or (v) in the event that the Merger is not consummated by June 30, 1995. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Prospectus is a part survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

     On the Effective Date, Pioneer will be merged with and into Hibernia. Immediately thereafter, the Bank will merge with and into HNB and the separate existences of Pioneer and the Bank will cease. The offices of the Bank will operate as branch banking offices of HNB. The employees of the Bank on the Effective Date will become employees of HNB as of the Effective Date and will be employed on an "at will" basis thereafter, subject to any existing employment agreements or similar contractual obligations assumed by Hibernia or HNB.

     The Boards of Directors of Hibernia and HNB following the Merger shall consist of those persons serving as directors immediately prior thereto. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 27, 1993 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION." The directors of Pioneer and the Bank will resign their positions as directors as of the Effective Date. Some of these directors may serve on an advisory board of Hibernia after the Merger. In addition, it is expected that Mr. Campbell will be considered for a position on the Board of Directors of Hibernia. See "PROPOSED MERGER -- Interests of Certain Persons in the Merger."

Certain Differences in Rights of Shareholders

     If the shareholders of Pioneer approve the Merger and the Merger is subsequently consummated, all shareholders of Pioneer, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws, rather than Pioneer's Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of Pioneer and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

     Liquidity of Stock. There currently is no ready market for the shares of Pioneer Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock that will be issued in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Pioneer or Hibernia. In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Preemptive Rights. Shareholders of Hibernia do not have preemptive rights. Shareholders of Pioneer have preemptive rights to purchase or subscribe to any unissued shares of common stock or any right of subscription to or to receive, or any warrant or option for the purchase of, any shares of common stock that may be sold by Pioneer. Preemptive rights are generally designed to permit shareholders to maintain their percentage ownership of a company if the company issues new shares. This right will not be afforded to Pioneer shareholders who become shareholders of Hibernia.

     Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or wilful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of Pioneer may be removed by the affirmative vote of a majority of the shares entitled to vote on the election of directors present at a meeting called for that purpose.

     Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. The Articles of Incorporation of Pioneer may be amended by the affirmative vote of two-thirds of the voting power present at a meeting called for that purpose.

     The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. The Bylaws of Pioneer may be amended by the Board of Directors and the shareholders, by a majority of the Directors and/or shareholders at a duly called meeting.

     Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer or the Treasurer of Hibernia. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Pioneer may be called at any time by the President, the Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting.

     Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions.

     Certain Transfer Restrictions Relating to 5-Percent Shareholders. Article IX of Hibernia's Articles of Incorporation restricts transfers of equity interests in Hibernia under certain circumstances. This restriction (the "5-Percent Restriction") is intended to protect Hibernia from certain transfers of equity interests which could have a material adverse effect on Hibernia's ability to use certain tax benefits to reduce its taxable income. Under the 5-Percent Restriction, if, before December 29, 1995, a shareholder transfers or agrees to transfer Hibernia stock or stock equivalents, the transfer will be prohibited and void to the extent that it would result under applicable Federal income tax rules in the identification of a new "5-percent shareholder" of Hibernia or an increase in the percentage stock ownership of any existing "5-percent shareholder" is increased.

      The 5-Percent Restriction does not apply to any transfer which has been approved in advance by the Board of Directors of Hibernia, or which is made in compliance with exceptions established from time to time by resolution of the Board of Directors. The Board of Directors may withhold its approval of a transfer only if, in its judgment, the transfer may result in any limitation on the use by Hibernia of its net operating loss carryforwards or built-in tax losses or other tax attributes. The Board of Directors may adopt further resolutions exempting additional transfers from the 5-Percent Restriction.

     The 5-Percent Restriction may adversely affect the marketability of the Hibernia Common Stock by discouraging potential investors from acquiring equity securities of Hibernia.
However, since its adoption in September 1992, the 5-Percent
Restriction does not appear to have had any such adverse affect on the marketability of the Hibernia Common Stock.

     While the 5-Percent Restriction may have the effect of impeding a shareholder's attempt to acquire a significant or controlling interest in Hibernia, the purpose of the 5-Percent Restriction is to preserve the tax benefits of Hibernia's previous losses, not to insulate management from change. Management of Hibernia believes the tax benefits outweigh any anti-takeover impact of the 5-Percent Restriction. Any anti-takeover effect of the 5-Percent Restriction will end with the termination of the 5-Percent Restriction on December 29, 1995.

     Indemnification of Officers and Directors. Hibernia's Articles of Incorporation provide for indemnification of officers and directors of the company under the circumstances permitted by Louisiana law. This indemnification provision requires indemnification, except as prohibited by law, of officers and directors of Hibernia or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of Hibernia) by reason of the fact that the person served as an officer or director of Hibernia or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against Hibernia if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires Hibernia to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     Pioneer's Articles of Incorporation provide that Pioneer shall indemnify its directors, officers, employees, and agents of the Corporation and may purchase and maintain liability insurance for such persons as, and to the extent, permitted by Louisiana law.

Interests of Certain Persons in the Merger

     Indemnification of Pioneer Directors. The terms of the Merger include certain provisions that protect the officers and directors of Pioneer and the Bank from and against liability for actions arising while they served in those capacities for Pioneer and/or the Bank. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on June 1, 1994, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $10 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification. The indemnification provisions of the Agreement do not apply to claims of which such persons were aware or should have been aware on or prior to the Closing Date as to which either of Pioneer's or the Bank's director and officer liability insurance carrier was not notified prior to the Closing.

     The Agreement also provides for indemnification of Pioneer's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated therein or necessary to make the statements made therein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Pioneer for use in the Registration Statement, including this Proxy Statement-Prospectus.

     Employment Agreements. Hibernia intends to execute, contemporaneously with consummation of the Merger, employment agreements with E. R. Campbell, Jr., Chairman of Pioneer, and B. D. Flurry, President of Pioneer. Each of these contracts provides for employment for a period of five years after the date thereof and salaries at the levels currently earned by those individuals, with annual salary increases and bonuses based upon Hibernia's policies and the performance of each individual. Each contract may be terminated for cause by Hibernia without liability for further payments thereunder. The agreements may also be terminated without cause by Hibernia or for "good reason", as defined therein, by the individual, which termination would require Hibernia to pay the individual the salary provide for therein for the remainder of the unexpired term of the contract. For purposes of these contracts, "good reason" is generally defined as a material diminution or other adverse change in the duties and responsibilities of the employee or requiring the employee to relocate without his consent.

     In addition, Hibernia intends to execute consulting agreements with H.J. Hansen, Senior Chairman of the Board of Directors and Edwin E. Jones, President of Pioneer Mortgage Corporation providing for consulting services to be rendered at rates of compensation at or below the rates at which those individuals are currently compensated for a period of no more than two years. Each of these agreements also includes a covenant by the consultant not to compete with the business of Hibernia for the period of the contract.

     Advisory Board of Directors; Membership on Hibernia's Board of Directors. If the Merger occurs, HNB is considering the creation of an Advisory Board of Directors for the Northwest Region. The Advisory Board would function in largely the same manner as Hibernia's City Boards of Directors, meeting on a quarterly basis and providing business development support to HNB. An Advisory Board would give HNB the benefit of the experience of some of the individuals who have been involved with the institutions that Hibernia intends to acquire in the Shreveport-Bossier City area. If the Advisory Board is created, the number and identities of the persons who would serve on that Board has not been determined, but the Board, if created, is likely to include members of the Board of Directors of the Bank. The function and authority some of such a Board has not yet been determined. If such a Board is created, the members of the Advisory Board would be compensated for their attendance at each meeting of the board in an amount that has not been determined but that is expected to be comparable to the amounts currently paid to HNB's other advisory boards.

     It is also anticipated that Mr. Campbell will be considered for a position on Hibernia's Board of Directors after the Merger. Membership on Hibernia's Board would entitle Mr. Campbell to the same rights, privileges and obligations as other directors of Hibernia who are also employees of the company.

Material Tax Consequences

     The following is a summary description of the material income tax consequences of the Merger; it is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him or her.

     Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368 of the Code, and that the exchange of Pioneer Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Pioneer's shareholders with respect to such exchange. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

     If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by Pioneer, the Bank, Hibernia or HNB by reason of the Merger; (ii) a shareholder of Pioneer will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Pioneer Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Pioneer will be the same as the tax basis in the Pioneer Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Pioneer Common Stock will include the period during which the shareholder held the Pioneer Common Stock surrendered in the exchange, provided that the Pioneer Common Stock was held as a capital asset at the Effective Date.

     The Louisiana income tax treatment to the shareholders of Pioneer should be substantially the same as the federal income tax treatment to the shareholders of Pioneer described above.
Shareholders residing in states other than Louisiana are encouraged to consult their tax advisors regarding the state income tax implications of the Merger to them.

     The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code and will have the tax effects described in this section. A copy of the form of opinion of Ernst & Young LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Pioneer are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

     For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

     The shares of Hibernia Common Stock issuable to shareholders of Pioneer upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Pioneer as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Pioneer, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Pioneer.

     Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Pioneer may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia Corporation, may publicly resell Hibernia Common Stock received by them in the Merger subject to certain limitations, principally as to the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction. In addition, shares of Hibernia Common Stock issued to affiliates of Pioneer in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Pioneer have been published, in order to satisfy certain requirements of the Securities and Exchange Commission relating to pooling-of-interests accounting treatment.

     The Agreement provides that Pioneer will use its best efforts to identify those persons who may be deemed to be affiliates of Pioneer and to cause each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Pioneer Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Pioneer.

Rights of Dissenting Shareholders

     Each Pioneer shareholder who objects to the Merger shall be entitled to the rights and remedies of dissenting shareholders provided in the Bank Merger Act, 12 U.S.C. 215a, a copy of which is set forth as Appendix C hereto.

     Shareholders of Pioneer who follow the procedures specified in Appendix C ("Section 215a") will be entitled to receive the value of their shares of Pioneer Common Stock in cash. The procedures set forth in Section 215a must be strictly complied with. Failure to follow any of the procedures may result in a termination or waiver of dissenters' rights under Section 215a.

     The following discussion of the provisions of Section 215a is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section included herein as Appendix C.

     Under Section 215a, a shareholder of Pioneer electing to exercise dissenter's rights must both:

     (i) vote against the Merger or otherwise notify the secretary of Pioneer in writing that he dissents from the plan of Merger; and

     (ii) within 30 days after the Effective Date, deliver to Hibernia a written demand for the value of his shares of Pioneer Common Stock in cash accompanied by the surrender of the stock certificates for such shares. Such written demand should be delivered either in person or by mail (certified mail, return receipt request, being the recommended form of transmittal) to Corporate Secretary, Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130.

     The value of the shares as to which written demand has been made will be determined, as of the date of the Effective Date of the Merger by a committee of three appraisers, one to be selected by the owners of a majority of the shares involved, one to be selected by the Hibernia Board, as the Board of Directors of the resulting bank following the Merger, and one to be selected by the two appraisers previously selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency who will cause a reappraisal to be made. In the event that the appraisal is not completed within 90 days after the Merger, upon written request of any interested party the Comptroller of the Currency will cause an appraisal to be made. Hibernia will pay the expenses of the Comptroller. Expenses of the Comptroller will be paid by Hibernia.

     When a value has been ascertained for the shares, the shareholder will receive payment promptly. The shares of Hibernia Common Stock which would have been delivered to the dissenting shareholders had they not requested payment must be sold at an advertised public auction and Hibernia has the right to purchase any of such shares. If the shares are sold at the public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price must be paid to the dissenting shareholders.

     Cash received by a dissenting shareholder of Pioneer in exchange for his or her Pioneer stock will generally be subject to state and federal income tax and should be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. In that case, the shareholder would recognize ordinary income, or capital gain, as the case may be, in an amount equal to the difference between the amount of cash received in redemption of his shares and his basis in his Pioneer shares. The Louisiana income tax treatment to dissenting shareholders of Pioneer will be substantially the same as the federal income tax treatment to such shareholders. Shareholders residing outside of Louisiana should consult their tax advisors as to the state income tax consequences of exercising dissenters' rights.

Dividend Reinvestment Plan

     Hibernia Corporation maintains a Dividend Reinvestment Plan through which shareholders of Hibernia who participate in the plan may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock.
It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of Pioneer who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Pioneer Common Stock must be exchanged for Hibernia Common Stock. If holders of more than 10% of the outstanding Pioneer Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interest accounting. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Pioneer cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of Pioneer and Hibernia. Persons believed by Pioneer to be "affiliates" have agreed to comply with these restrictions.

     Pioneer has agreed to use its best efforts to permit the transaction to be accounted for as a pooling-of-interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment.

                CERTAIN REGULATORY CONSIDERATIONS

General

     As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the Bank Holding Company Act of 1956 (the "BHCA"), bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

     Hibernia's banking subsidiary, Hibernia National Bank, is subject to supervision and examination by applicable federal and state banking agencies. HNB is a national banking association subject to the regulation and supervision of the Comptroller of the Currency (the "Comptroller"). HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

     Hibernia generally depends upon payment of dividends by HNB in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends is affected by the ability of HNB to pay dividends. HNB is subject to various statutory restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $61 million at December 31, 1993. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

     In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial conditions.

Restrictions on Extensions of Credit

     HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.

             CERTAIN INFORMATION CONCERNING PIONEER

Description of Business

     General. Pioneer is a registered bank holding company headquartered in Shreveport, Louisiana that was incorporated under the laws of Louisiana on September 30, 1981. Pioneer engages in the banking business through its subsidiary, Pioneer Bank & Trust Company. As of June 30, 1994, Pioneer's consolidated assets were equal to $361,986,000.

     Pioneer Bank & Trust Company (the "Bank") is located in Caddo, Parish, Louisiana (which Parish has approximately 200,000 residents) and operates its main office and eleven (11) additional branch offices in Shreveport, Louisiana. As of June 30, 1994, the Bank had total assets of approximately $360,123,000 and deposits of approximately $320,726,000.

     The Bank provides a wide range of retail banking services, including checking and savings accounts; certificates of deposit; individual retirement accounts; commercial, real estate, consumer and agricultural loans; and safe deposit boxes. The Bank owns all of the stock of Pioneer Mortgage Corporation, which is engaged in the residential mortgage loan business.

     There is no individual customer or group of customers, the loss of which would have a material adverse effect on the operations of the Bank. No significant portion of the Bank' loans is concentrated within a single industry or group of related industries.

     Properties. The Bank operates in twelve (12) locations in Shreveport, Louisiana (401 Texas Street, 300 Marshall Street, 648 East Kings Highway, 2321 Greenwood Road, 7701 Pines Road, 814 Jordan, 3400 Line Avenue, 1633 N. Market, 6725 Southern Avenue, 9360 Mansfield Road, 6205 Hearne Avenue and 5895 N. Market). Pioneer Mortgage Corporation operates three (3) locations (1400 Line Avenue and 6425 Youree Drive in Shreveport, and 1903 Benton Road in Bossier City). Each of the properties on which branches or offices of the Bank are located are owned by Pioneer or the Bank or operated under leases with third parties, the terms of which are fair to the Bank and provide for rent in amounts that do not exceed the rates charged for similar properties to other entities in the relevant markets.

     Employees.  The Bank had 206 employees as of December 31,
1993, and Pioneer Mortgage Corporation had 42 employees as of that date. Pioneer has no employees that are not otherwise employed by the Bank or Pioneer Mortgage Corporation.

     Competitive Conditions. The principal markets in which Pioneer competes are Caddo and Bossier Parishes. For deposits and loans, Pioneer competes with other banks, savings institutions, credit unions, finance companies, mortgage companies, insurance companies, governmental agencies and other financial institutions.

     Legal Proceedings. Pioneer and its subsidiaries are parties to certain legal proceedings and litigation that arise in the ordinary course of their businesses that are not expected to have a material impact on Pioneer's consolidated operations or financial condition. In addition, the Bank is one of 98 defendants in State of Louisiana v. BISYS Loan Services, et al., litigation pending in the U. S. District Court for the Eastern District of Louisiana (Civil Action No. 94-1768) commenced by the State of Louisiana that alleges a conspiracy to overcharge the State on certain escrow accounts. Although the Bank has been named in this litigation, it has not yet been served with the complaint and any potential liability is impossible to assess at this time.

Ownership of Pioneer Common Stock and Dividends

     Market Prices. As of the Record Date, there were 274,443 shares of Pioneer Common Stock outstanding and approximately 284 shareholders of record of such shares. There is no established trading market for Pioneer Common Stock, and it has been subject to only limited trading. The shares are not listed on any exchange or quoted on any automated quotation system, and no institution makes a market in the stock.

     Ownership of Principal Shareholders. Except for the Pioneer Common Stock, Pioneer has no other class of voting securities issued or outstanding. The following table provides information concerning persons known to Pioneer to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Pioneer Common Stock, as of the Record Date. Except as set forth below, no person is known by Pioneer as of such date to be the beneficial owner of more than 5% of the outstanding voting securities of Pioneer. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated.

Name and Address              Amount and Nature of
of Beneficial Owner           Beneficial Ownership     % of Class

E. R. Campbell, Jr.
P. O. Box 31750
Shreveport, Louisiana  71130
Home: 8310 E. Wilderness Way
      Shreveport, LA  71106          102,782             37.45%

Anna Campbell Seymour
2711 Oak Drive
Monroe, Louisiana                     22,9331             8.36%

Christopher G. Campbell
P. O. Box 31750
Shreveport, Louisiana  71130
Home: 640 Unadilla
      Shreveport, LA  71106           16,2432             5.92%

E. R. Campbell, III
P. O. Box 31750
Shreveport, Louisiana  71130
Home: 4505 Gilbert Avenue
      Shreveport, LA  71106           16,1593             5.89%

Anna Kathryn Campbell
4309 Emerson
Dallas, Texas  75205                  15,8614             5.78%


     1 Includes 6,000 shares held in trust for the children of Anna Campbell Seymour, with respect to which trust Edward J. Seymour, Jr. (Mrs. Campbell's husband) acts as trustee.

     2 Includes 400 shares held in trust for his children for which he acts as trustee and 3,000 shares are held in trust for his benefit with his brother, E. R. Campbell, III, as Trustee.

     3 Includes 200 shares held in trust for his children with respect to which trust he acts as Trustee and 3,000 shares held in trust for his benefit with his brother, Christopher G. Campbell, for which Christopher Campbell acts as trustee.

     4 Includes 9,000 shares in trust for her benefit for which E.
R. Campbell, III (her brother) acts as trustee.

The Pioneer Employee Profit Sharing Trust owns 10,147 shares of Pioneer Common Stock of which amount E. R. Campbell, Jr. is entitled to a beneficial interest of approximately 900 shares, and
E. R. Campbell, III and Christopher G. Campbell are entitled to a beneficial interest of approximately 10 shares each. The shares in the Pioneer Employee Profit Sharing Trust are voted by the Bank Trust Committee, of which Mr. E. R. Campbell, Jr. is a member.

     Ownership of Directors and Executive Officers of Pioneer. The following table provides information concerning the shares of Pioneer Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Pioneer, and all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name                     Number of Shares              % of Class

Harry Avant                    100                         .04%
Dr. William S. Bundrick      2,765                        1.01%
Christopher G. Campbell     16,2431                       5.92%
E. R. Campbell, Jr.        102,782                       37.45%
E. R. Campbell, III         16,1592                       5.89%
B. D. Flurry                 9,0833                       3.31%
Paul H. Hagens, Jr.            700                         .26%
H. J. Hansen                 6,5004                       2.37%
Virginia Harris                600                         .22%
Harry M. Jarred              1,832                         .67%
Edwin E. Jones               3,310                        1.21%
E. A. Richardson               300                         .11%
R. H. Shirley                  200                         .07%
J. Lamar Stall                 730                         .27%
J. B. Thornton, III            300                         .11%
Dr. Raymond W. Turner        5,110                        1.86%
                           166,714                       60.76%

     1 Includes 400 shares held in trust for his children for which he acts as trustee and 3,000 shares are held in trust for his benefit with his brother, E. R. Campbell, III, as Trustee.

     2 Includes 200 shares held in trust for his children with respect to which trust he acts as Trustee and 3,000 shares held in trust for his benefit with his brother, Christopher G. Campbell, for which Christopher Campbell acts as trustee.

     3 Includes 400 shares held as custodian for his children and 1,800 shares in a self-directed IRA.

     4 Includes 545 shares held in a self-directed IRA.

     Dividends. Pioneer has paid dividends to its shareholders in each of the last three fiscal years, including a dividend of $1.00 per share in 1991, a dividend of $1.00 per share in 1992 and a dividend of $1.50 in 1993. An additional dividend of $1.25 per share is planned prior to the Effective Date of the Merger.

     Pioneer's ability to pay dividends is dependent upon the earnings and financial condition of the Bank, since all of the funds used by Pioneer to pay dividends are derived from dividends paid by the Bank to Pioneer.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

     Smith, Pugh and Company (formerly Smith, Cole, Filipowski and Company) has continuously served as the independent auditors for Pioneer from 1989 through 1993. A representative of Smith, Pugh is expected to be present at the Special Meeting of Pioneer's shareholders, will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                       VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Associate Counsel and Secretary of Hibernia. As of the date of this prospectus, Ms. Meringer owned no shares of Hibernia Common Stock and held options to purchase 15,716 shares of Hibernia Common Stock, which options are not currently exercisable.

                             EXPERTS

     The consolidated financial statements of Hibernia incorporated in this Prospectus by reference from Hibernia's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of Hibernia for the fiscal year ended December 31, 1993 incorporated in this Prospectus by reference from Hibernia's Current Report on Form 8-k dated October 11, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference, which is based in part on the reports of the following independent auditors -- Arthur Andersen & Co. LLP; KPMG Peat Marwick LLP; Roger C. Parker; and Castaing, Hussey & Lolan. The supplemental consolidated financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Pioneer as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 contained in this Proxy Statement-Prospectus have been audited by Smith, Pugh and Company, certified public accountants, as set forth in their report thereon contained therein, and have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PIONEER BANCSHARES CORPORATION
AND SUBSIDIARIES

SHREVEPORT, LOUISIANA














CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1993

PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES


Table of Contents
December 31, 1993







                                                             Page

Independent Auditors' Report . . . . . . . . . . . . . . . . . .1

Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . .2

Consolidated Statements of Income. . . . . . . . . . . . . . . .3

Consolidated Statements of Changes in Stockholders' Equity . . .4

Consolidated Statements of Cash Flows. . . . . . . . . . . . .5-6

Notes to Consolidated Financial Statments. . . . . . . . . . 7-18

Independent Auditor's Report



To the Board of Directors and Stockholders
Pioneer Bancshares Corporation
Shreveport, Louisiana

We have audited the accompanying consolidated balance sheets of Pioneer Bancshares Corporation and Subsidiaries as of December 31, 1993, 1992, and 1991, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer Bancshares Corporation and Subsidiaries at December 31, 1993, 1992, and 1991, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Certified Public Accountants

/s/ Smith, Pugh & Company

February 7, 1994

                       PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                               Consolidated Balance Sheets
                              December 31, 1993, 1992, and 1991
                                       (in thousands)

                                                 Assets
                                                                       1993            1992            1991
Cash and Due from Banks                                           $     12,957    $     16,172    $     15,450
Interest-bearing Deposits with Banks                                     7,235           6,774           6,279
Federal Funds Sold                                                       -               9,000          17,000

Total Cash and Cash Equivalents                                         20,192          31,946          38,729

Investment Securities (Note 2) (market value of
$177,758 in 1993, $171,650 in 1992,
and $160,863 in 1991)                                                  176,444         170,221         157,591

Loans (Note 3)                                                         149,392         138,613         136,849
  Less: -Unearned Discount                                              (1,104)         (1,221)         (1,721)
            Allowance for Loan Losses                                   (2,450)         (3,365)         (3,600)

    Net Loans                                                          145,838         134,027         131,528

Premises and Equipment - Net (Note 4)                                    7,386           7,151           6,071
Other Real Estate Owned (Note 5)                                           227           7,840          14,338
Accrued Interest Receivable                                              2,476           2,640           3,528
Other Assets (Note 6)                                                    2,769           6,017           5,019

Total Assets                                                      $    355,332    $    359,842    $    356,804


                                                 Liabilities and Stockholders' Equity

Liabilities:
  Time Certificates Greater than $100,000                         $     14,622    $     12,635    $     14,700
  Other Deposits                                                       302,293         311,750         308,808

    Total Deposits                                                     316,915         324,385         323,508

  Accrued Interest, Taxes, and Expenses                                  1,822           3,766           3,164
  Securities Sold Under Repurchase Agreement                             2,550           -               -
  Long-Term Debt (Note 7)                                                6,213           6,877           7,243

    Total Liabilities                                                  327,500         335,028         333,915

Stockholders' Equity:
  Common Stock, Par Value $10 Per Share, Authorized
    600,000 Shares, Issued and Outstanding 287,959 Shares                2,880           2,880           2,880
  Paid-In Capital                                                        6,742           6,742           6,742
  Retained Earnings                                                     19,023          16,005          14,080
  Less: Treasury Stock, 13,516 Shares at Cost                             (813)           (813)           (813)

    Total Stockholders' Equity                                          27,832          24,814          22,889

Total Liabilities and Stockholders' Equity                        $    355,332    $    359,842    $    356,804


See notes to consolidated financial statements.

                                PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                                      Consolidated Statements of Income
                               For Years Ended December 31, 1993, 1992, and 1991
                                                 (in thousands)


                                                               1993            1992            1991
Interest Income:
  Interest and Fees on Loans                              $     14,704    $     14,947    $     16,686
  Interest on Investment Securities:
    Taxable                                                      8,980          11,030          12,041
    Exempt from Federal Income Tax                                  86             187             394
  Interest on Federal Funds Sold                                   217             343             573
  Interest on Deposits in Banks                                    255             252             291

        Total Interest Income                                   24,242          26,759          29,985

Interest Expense:
  Other Deposits                                                 6,318           8,603          13,704
  Time Deposits Over $100,000                                      279             555           1,162
  Securities Sold Under Repurchase Agreement                        14           -               -
  Long-Term Debt                                                   949             732             838

        Total Interest Expense                                   7,560           9,890          15,704

    Net Interest Income                                         16,682          16,869          14,281
  Provision for Loan Losses                                      1,509           2,221           2,561

    Net Interest Income after Provision
      for Loan Losses                                           15,173          14,648          11,720

Other Income:
  Service Fees                                                   5,063           5,166           4,513
  Other                                                            411             370             498
  Net Gains (Losses) on Sales of Assets                            255             405            (442)
  Net Investment Securities Gains (Losses)                         (73)             22             186

        Total Other Income                                       5,656           5,963           4,755

Other Expenses:
  Salaries                                                       5,999           5,380           4,675
  Employee Benefits                                              1,525           1,126             872
  Occupancy Expenses, Net                                        1,240           1,188           1,169
  Equipment Expenses                                               751             529             491
  Other Operating Expenses                                       5,649           9,094           7,025

        Total Other Expenses                                    15,164          17,317          14,232

Income before Income Taxes and
  Cumulative Effect Adjustment                                   5,665           3,294           2,243

Cumulative Effect on Prior Years of
  Accounting Change (Note 8)                                       261           -               -
Income Taxes (Note 8)                                            1,975           1,094             572

Net Income                                                $      3,429    $      2,200    $      1,671


See accompanying notes to consolidated financial statements.

PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 1993, 1992, and 1991
(in thousands)

                                   Common       Paid-In       Retained     Treasury
                                   Stock        Capital       Earnings       Stock        Total

Balance December 31, 1990           $2,880        $6,742        $12,670        (813)      $21,479

Prior-Year Adjustment                                                13                        13
                                    -------       -------       -------       -------     --------

Balance, Beginning of Year,
  Restated                           2,880         6,742         12,683        (813)       21,492

Add: -Net Income for Year                                         1,671                     1,671

Less: -Dividends Paid                                              (274)                     (274)
                                    ------        -------       --------      -------     --------

Balance December 31, 1991            2,880         6,742         14,080        (813)       22,889

Add: -Net Income for Year                                         2,200                     2,200

Less: -Dividends Paid                                              (275)                     (275)
                                    -------       -------       --------      --------    ---------

Balance December 31, 1992            2,880         6,742         16,005        (813)       24,814

Add: -Net Income for Year                                         3,429                     3,429

Less: -Dividends Paid                                              (411)                     (411)
                                    -------       --------      --------      --------    ---------

Balance December 31, 1993           $2,880        $6,742        $19,023       $(813)$     $27,832
                                    =======        ======        =======       =======    ==========

See accompanying notes to consolidated financial statements.

                           PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                                Consolidated Statements of Cash Flows
                          For Years Ended December 31, 1993, 1992, and 1991
                                             (in thousands)

                                                                         1993            1992            1991
Cash Flows from Operating Activities:
  Interest Received                                                 $     24,510    $     27,852    $     30,343
  Service Fees and Other Income Received                                   5,575           6,470           4,995
  Interest Paid                                                           (7,754)        (10,264)        (15,468)
  Income Taxes Paid                                                         (650)         (1,205)           (894)
  Cash Paid to Suppliers and Employees                                   (17,788)        (14,176)         (9,451)

    Net Cash Provided by Operating Activities                              3,893           8,677           9,525

Cash Flows from Investing Activities:
  Proceeds from Sales and Maturities
     of Investments                                                       72,146          67,475          80,221
  Purchase of Investments                                                (78,547)        (80,289)        (75,611)
  Purchase of Securities Under Repurchase Agreement                        2,550           -               -
  Increase in Loans                                                       (7,171)         (6,553)         (1,691)
  Purchase of Premises and Equipment                                      (1,073)         (1,392)           (195)
  Proceeds from Sales of Premises and Equipment                              247              20             300
  Proceeds from Sales of Other Real Estate Owned                           1,045           4,511           1,590
  Proceeds from Sales of Other Assets                                      2,249             530             185

    Net Cash Provided by (Used in) Investing Activities                   (8,554)        (15,698)          4,799

Cash Flows from Financing Activities:
  Proceeds from Note Payable                                               4,478           -               -
  Payments on Notes Payable                                                 (299)          -                (300)
  Dividends Paid                                                            (411)           (273)           (274)
  Payments on Subordinated Debentures                                     (4,843)           (366)           (366)
  Net Increase (Decrease) in Other Deposits                               (8,005)          2,942          14,223
  Net Increase (Decrease) Time Deposits Over $100,000                      1,987          (2,065)         (7,081)


    Net Cash Provided by (Used In) Financing Activities                   (7,093)            238           6,202

Net Increase (Decrease) in Cash and Cash Equivalents                     (11,754)         (6,783)         20,526


Cash and Cash Equivalents Beginning of Year                               31,946          38,729          18,203


Cash and Cash Equivalents End of Year                               $     20,192    $     31,946    $     38,729

                                                      (continued)

                          PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                                 Consolidated Statements of Cash Flows
                         For Years Ended December 31, 1993, 1992, and 1991
                                                (in thousands)

                                                                         1993            1992            1991
Reconciliation of Net Income to Net Cash Provided
  by Operating Activities:

  Net Income                                                        $      3,429    $      2,200    $      1,671

  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
      Depreciation and Amortization                                          859             673             644
      Provision for Possible Losses on Loans                               1,509           2,221           2,561
      Provision for Deferred Tax Benefit                                   1,462            (114)           (154)
      1990 Tax Settlement Refund                                           -               -                  13
      Write-offs of Other Real Estate Owned
        and Other Repossessed Assets                                         429           3,926           3,716
      (Gains)Losses on Sale of Premises and Equipment                          3              (1)           (182)
      Gains on Sale of Other Real Estate Owned                              (150)           (376)            633
      (Gains)Losses on Sale of Investments                                    73             (22)           (186)
      Gains on Sale of Other Assets                                         (108)            (29)            (10)
      Decrease in Accrued Interest Receivable                                159             828             159
      Increase (Decrease) in Accrued Interest
        and Other Liabilities                                             (1,944)            927            (711)
      Decrease in Other Assets                                            (1,828)         (1,556)          1,371

Net Cash Provided by Operating Activities                           $      3,893    $      8,677    $      9,525


Supplemental Disclosure of Noncash Investing Activities:

  Transfer of Loans to Other Real Estate                            $        131    $      3,345    $      2,238
  Financed Sales of Other Real Estate                                      5,137           3,109           1,565




See accompanying notes to consolidated financial statements.

PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 1993, 1992 and 1991
Dollars in thousands (except per share amounts)

1.  Summary of Significant Accounting Policies:

Principles of consolidation:

The consolidated financial statements include the accounts of Pioneer Bancshares Corporation and its wholly-owned subsidiaries: Pioneer Bank & Trust Company and Zachary Taylor Life Insurance Company. Also included are the accounts of the wholly-owned subsidiaries of Pioneer Bank & Trust Company.
All material intercompany transactions have been eliminated in consolidation.

Investment securities:

Investment debt securities are those securities which the bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Generally, such securities are sold only to meet liquidity needs. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security. The investment marketable equity securities are carried at the lower of cost or market value.

Loans and allowance for possible loan losses:

Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method or Rule of 78s on daily balances of the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay. Accrual of interest is discontinued on loans past due 90 days or more and on which the collateral is inadequate to cover principal and interest.

Loan origination fees and costs:

Loan origination fees are charged by Pioneer Mortgage Corporation on loans which are sold to investors. Origination fees of Pioneer Bank & Trust and Pioneer Mortgage Corporation are recorded as income immediately. Loan origination expenses of Pioneer Bank & Trust Company and Pioneer Mortgage Corporation are expensed as incurred. Origination fees, net of loan origination costs, are considered immaterial at year end.

Premises and equipment:

Premises and equipment is carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets using straight-line and accelerated methods of depreciation.

Other real estate owned:

Other real estate owned includes properties the Company has foreclosed and taken title to and properties that have in-substance been foreclosed. In-substance repossessed properties are those which the borrower has little or no remaining equity in the property considering its fair value, repayment can only be expected to come from the operation or sale of the property, and the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property.

Amortization:

Goodwill is charged to operations using the straight-line method over a period of forty years.

Income taxes:

Pioneer Bancshares Corporation, with the consent of all subsidiaries, files a consolidated Federal income tax return on behalf of all Companies. The income tax liability for each Company is computed separately and settled through a transfer of funds with its Parent Company. Provisions for income taxes are based on amounts reported in the Statements of Income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability as prescribed in SFAS No. 109, Accounting for Income Taxes.

Off balance sheet financial instruments:

In the ordinary course of business Pioneer Bank & Trust has entered into off-balance sheet financial instruments consisting of unfunded master note obligations, commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Cash and cash equivalents:

For purposes of presentation in the Statements of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

Reclassification:

Certain amounts in 1992 and 1991 have been reclassified to conform to 1993 presentation.


 2.  Investment Securities:

Amortized costs and approximate market values of investment securities held to maturity are summarized as follows:

                                                                                  Estimated
                                     Amortized      Unrealized     Unrealized      Market
                                       Cost            Gains         Losses        Values
                                     ---------      ----------     ----------     ---------

                                   December 31, 1993

U.S. treasury securities         $    39,237   $         167     $        -  $     39,404
Obligations of other U.S.
government agencies                   129,388          1,041            199       130,230
Obligations of state and
political subdivisions                   131               2              -            133
Other securities                        7,688            303                         7,991
                                      --------         -------        --------   ----------
                                   $  176,444   $      1,513      $     199   $    177,758
                                      ========         =======        ========   ==========

      December 31, 1992

U.S. treasury securities          $    75,720  $         825    $        21   $     76,524
Obligations of other U.S.
government agencies                    94,313            762            349         94,726
Obligations of state and
political subdivisions                    136              3              -            139
Other securities                           52            209              -            261
                                      -------        -------         ----------  ----------
                                   $  170,221  $       1,799    $       370    $    171,650
                                      =======        =======         ==========  ===========

     December 31, 1991

U.S. treasury securities          $    77,914  $       1,965      $       -  $      79,879
Obligations of other U.S.
government agencies                    76,964          1,193            229         77,928
Obligations of state and
political subdivisions                  2,063             55              5          2,113
Other securities                          650            293              -            943
                                      --------       -------         -------       --------
                                   $  157,591  $       3,506      $     234  $     160,863
                                      ========       =======         =======       ========

Investment account securities with amortized costs of $27,150 at December 31, 1993, $24,270 at December 31, 1992, and $23,296 at December 31, 1991, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required by law.


Gross realized gains and gross realized losses on sales of securities were:

                                 December 31, 1993              December 31,1992            December 31, 1991
                                -------------------            ------------------          -------------------

                               Realized       Realized       Realized      Realized        Realized       Realized
                                Gains          Losses         Gains         Losses            Gains         Losses
                               --------      ---------       -------       --------        ---------      --------
Obligations of other
U.S. government agencies      $      1       $     75          $   -       $    10         $   279        $   93


Other securities                     -              -             32             -               -             -

U.S. Treasury
securities                           1              -              -             -               -             -
                              --------       --------          -----        -------        --------       -------
                              $      2       $     75          $  32        $   10         $   279        $   93
                              ========       ========          =====        =======        ========       =======

The maturities of investment securities at December 31, 1993, were as follows:

                                                                     Estimated
                                                    Amortized          Market
                                                      Costs            Values
                                                    ---------        ---------
Due in one year or less                          $     67,945         $    68,087
Due from one to five years                             61,182              61,512
Due from five to ten years                                102                 103
Due after ten years                                    47,163              47,787
Marketable equity securities                               52                 269
                                                  -----------         -----------

                                                 $    176,444          $  177,758
                                                 ============         ===========

 3.  Loans:

Major classifications of loans are as follows:

                                                                December 31,
                                             1993                   1992           1991
                                          ------------          ------------     ----------
Real Estate                               $  78,189             $  73,227        $  68,005
Commercial                                   31,511                31,134           29,012
Consumer                                     20,873                20,955           26,738
Residential mortgage - held for sale         17,990                12,125           11,610
Other                                           829                 1,172            1,484
                                           ---------              ---------        ---------
                                            149,392               138,613           136,849
Unearned discount                            (1,104)               (1,221)           (1,721)
                                           ---------              ---------        ---------
                                            148,288               137,392           135,128
Allowance for loan losses                    (2,450)               (3,365)           (3,600)
                                           ---------              ---------        ---------
Loans - net                              $  145,838            $  134,027        $  131,528
                                           =========              =========        =========

Mortgage loans which are held for sale are valued at market at balance sheet date.


Loans on which the accrual of interest has been discontinued total $1,809, $1,137, and $3,749 at December 31, 1993, 1992, and 1991, respectively. If interest on these loans was accrued, such interest income would approximate $184, $59, and $398 for 1993, 1992, and 1991, respectively. Interest on these loans, which is recorded only when received, totaled $-0-, $41, and $88 for the years 1993, 1992, and 1991, respectively.

Mortgage loans serviced for others through the mortgage lending subsidiary were $396,744, $372,566, and $306,572 for 1993, 1992, and 1991, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                           1993                   1992             1991
                                       -----------             -----------      -----------
Balance beginning of year               $  3,365                $  3,600        $  4,500
Loans charged-off during period           (2,694)                 (3,130)         (3,747)
Recoveries                                   270                     674             286
                                         --------                --------         -------

                                             941                   1,144           1,039
Provision charged to operating expense     1,509                   2,221           2,561
                                         --------                --------         -------
Balance end of year                     $  2,450                $  3,365        $  3,600
                                         ========                ========         =======

4.  Premises and Equipment:

Components of premises and equipment are summarized as follows:

                                            1993                   1992              1991
                                         ---------               --------          --------

Cost:
  Land                                  $   1,994                $   1,551         $  1,522
  Building and improvements                 7,420                    7,382            7,162
  Furniture, fixtures, and equipment        4,231                    3,613            2,901
  Automobiles                                 152                      108              124
                                          -------                 --------          -------
Total cost                                 13,797                   12,654           11,709
Less:-accumulated depreciation             (6,411)                  (5,503)          (5,638)
                                          -------                 --------          -------
  Net book value                         $  7,386                $   7,151         $  6,071
                                         ========                 ========          =======

Depreciation totaled $702 for 1993, $593 for 1992, and $446 for 1991.

Premises and equipment include buildings rented by Pioneer Mortgage Corporation to Pioneer Bank & Trust Company on a month-to-month basis. Rents for 1993, 1992, and 1991, were $27 per month.



 5.  Other Real Estate Owned:

A summary of other real estate owned at December 31, 1993, 1992, and 1991, is as follows:

                                             1993                   1992            1991
                                           -------               --------          -------

Acquired in settlement of loans           $   150                $  7,011          $  9,214
In-substance foreclosures                      77                   1,589             5,124
                                          -------                --------          --------
                                              227                   8,600            14,338

Less:-allowance for losses on other
  real estate owned                             -                    (760)                -
                                          -------                --------          --------
                                         $   227                 $  7,840          $ 14,338
                                         ========                ========          =========

Activity in the allowance for losses on other real estate owned for the years ended December 31, 1993, 1992, and 1991, follows:

                                           1993                   1992                1991
                                        ----------             ----------          ----------
Balance at beginning of year            $   760                $      -            $      -
Provisions                                  332                   1,974                   -
Charge-offs, net                         (1,092)                 (1,214)                  -
                                       ----------              ----------          ----------
Balance at end of year                  $    -0-               $    760            $     -0-
                                       ==========              ==========          ==========

During 1993 the Bank changed its method of accounting for other real estate write-downs from the reserve method to specific charge-off.

 6.  Other Assets:

Other assets consist of the following:

                                           1993                   1992              1991
                                        --------               --------          ---------
Goodwill                                $  1,501              $  1,553           $  1,604
Deferred income tax benefit                  147                 1,609              1,797
Other repossessed assets, net                 52                    93              1,003
Other assets                               1,069                 2,762                615
                                        --------              --------            -------
                                        $  2,769              $  6,017           $  5,019
                                        ========              ========           ========

 7.  Long-term Debt:

Long-term debt consists of the following:

                                            1993                   1992             1991
                                         --------               ---------        ---------

7% Subordinated debentures due           $   879                $  5,722         $  6,088
7% Notes due 200                           1,155                   1,155            1,155
Floating rate note due through 2001        4,179                       -                -
                                          ------                 -------           ------
                                         $ 6,213                $  6,877         $  7,243
                                         =======                ========         ========

The subordinated debentures were substantially redeemed in July, 1993. The remaining had the interest rate reduced from 10% to a fixed rate of 7%. The debenture matures at July, 2000, but can be prepaid without penalty. The debenture is subordinated to all other indebtedness of the Corporation.

The 7% notes mature in 2000. Prior to July 1993, these notes were at 10% interest and would mature in May of 1994. The agreements were renegotiated and the interest rate was reduced to 7% with payment of principal due July, 2000. These notes are unsecured.

During 1993, proceeds from the floating rate note were used to pay for the redemption of the subordinated debentures. Annual principal payments of $597 are required from January, 1995, to retire the notes in 2001. Prepayment may be made at the option of the corporation without penalty. The note agreement contains various financial covenants pertaining to minimum levels of net worth, minimum asset ratios, limitations on debt and restrictions on common stock. The Corporation was in compliance with all such covenants at December 31, 1993. This note is secured by a pledge of all common stock of the bank subsidiary, Pioneer Bank & Trust Company.

Principal payments on total long-term debt required in each of the five years subsequent to December 31, 1993, are as follows:

                      1994 . . . . . . . . . . . . . . . . . . . . . $ -
                      1995 . . . . . . . . . . . . . . . . . . . . . 597
                      1996 . . . . . . . . . . . . . . . . . . . . . 597
                      1997 . . . . . . . . . . . . . . . . . . . . . 597
                      1998 . . . . . . . . . . . . . . . . . . . . . 597

8.  Income Taxes:

Each company records a provision for income taxes (benefits) based on its estimated income or loss at year end, and a tax settlement is made with the parent corporation based on separately computed company tax liabilities in the subsequent year when the final tax liability is known.

The consolidated provision for income taxes for 1993, 1992, and 1991, consists of the following:

                                           1993                   1992           1991
                                        ----------             ---------       --------
Taxes currently payable:
  Federal                               $    472               $   1,408        $   702
  State                                       13                      54             23
                                        --------               ---------        -------
                                             485                   1,462            725

Deferred taxes (benefits):
  Federal                                  1,490                    (370)          (154)
  State                                        -                       2              1
                                        --------                --------        --------
                                           1,490                    (368)          (153)
                                        --------                --------        --------
Total income taxes                      $  1,975                $  1,094        $   572
                                        ========                ========        ========

The provision for federal income taxes differs from that computed by applying the federal statutory rate of 34% in 1993, 1992, and 1991, as indicated in the following analysis:

                                            1993                   1992            1991
                                        ----------              ---------        -------

Tax based on statutory rate              $  1,926               $  1,120         $   763
Effect of tax-exempt income                   (29)                   (64)           (137)
Other - net                                    78                     36             (54)
                                         --------                --------        --------
                                        $   1,975               $  1,092             572
                                        =========               =========        ========


Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and amortization of servicing costs. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, for losses on foreclosed assets, accumulated depreciation and accrued litigation expenses. Due to the tax timing differences, the effective tax rates are 35% for 1993, 33% for 1992, and 26% in 1991. The net deferred tax assets in the accompanying statements of financial condition include the following components:

                                                  1993                   1992              1991
                                               ---------              ---------          -------

Deferred tax liabilities                       $   (186)              $   (198)          $  (104)
Deferred tax assets                                 333                  1,807             1,797
                                               --------               --------           --------
Net deferred tax assets                        $    147               $  1,609           $ 1,693
                                               ========               ========           ========

Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle is included in determining net income for year 1993. Financial statements for prior years have not been restated.

 9.  Related Party Transactions:

The Bank has entered into transactions with its officers, directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve unfavorable features.

A summary of changes in such loans during 1993 is as follows:

               Balance at January 1                $   3,529
               Additions                                 623
               Repayments                            (   750)
               Changes in director status            (   492)
                                                   ----------
               Balance at December 31               $   2,910
                                                   ==========

There were additional commitments for the benefit of these individuals and their interests in the form of standby letters of credit totaling $231, $236, and $100 at December 31, 1993, 1992, and 1991, respectively.

10.  Commitments and Contingent Liabilities:

In the normal course of business, Pioneer Bank & Trust Company has various outstanding commitments and contingent liabilities that are not reflected in the consolidated financial statements, and which involve elements of credit risk, interest risk, and liquidity risk. The commitments and contingent liabilities include unfunded master note obligations, commitments to extend credit, and standby letters of credit.

Credit risk exposure is minimized by subjecting these off-balance sheet instruments to standard credit policies. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation. The Bank manages this credit risk by maintaining a well diversified portfolio of highly rated counterparties in addition to imposing limits as to types, amounts and degree of risk the portfolios can undertake. The limits are approved by the appropriate loan committee or authority and positions are monitored to ensure compliance with such limits.

Generally accepted accounting principles recognize these instruments as contingent obligations or off-balance sheet items and accordingly, the contract or notional amounts are not reflected in the consolidated financial statements. Provided below is a summary of the Corporation's off-balance sheet financial instruments at December 31, 1993.


     Unfunded master note obligations                          $   9,097
     Commitments to extend credit                                 10,116
     Standby letters of credit                                     1,428
                                                               ---------
                                                               $  20,641
                                                               =========

Unfunded master note obligations represent the credit available on current contractual loans. Based on management estimates approximately 50% of these remaining amounts will be funded due to the revolving nature of the loans.

A loan commitment represents a notional contractual agreement to lend up to a specified amount, over a stated period of time as long as there is no violation of any condition established in the contract, and generally requires the payment of a fee. Standby letters of credit are issued to improve a customer's credit standing with third parties, whereby the Bank agrees to honor a financial commitment by issuing a guarantee to third parties in the event the Bank's customer fails to perform. The Bank estimates that 60% of these commitments will be drawn upon by customers, while standby letters of credit are rarely funded. Interest rates are predominantly based on market rates at the time the commitments are made. Substantially all the commitments expire within 30-90 days.

The Corporation and its subsidiaries are parties to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes the current reserve is sufficient for any claims that might arise.

11.  Disclosures about Fair Value of Financial Instruments:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents

The carrying amount is a reasonable estimate of fair value.

Investment securities

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans

For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the net present value, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar maturities.

Long-term debt

Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit, standby letters of credit, and unfunded master notes

The fees on commitments to extend credit are recognized at the time collected because of the short-term nature of the instrument. Standby letters of credit fees are collected yearly. The majority of unfunded master notes are based on a variable interest rate and the fees are collected at the outset of the note. Therefore, the value of these unrecognized financial instruments was immaterial.

The estimated fair values of the Bank's financial instruments as of December 31, 1993 and 1992, are as follows:

                                                 1993                                 1992
                                          -----------------                    ----------------

                                       Carrying            Fair             Carrying             Fair
                                        Values             Value             Values              Value
                                       --------           -------           --------             ------

Financial assets:

 Cash and cash equivalents            $    20,192        $    20,192        $    31,946        $    31,946

  Investment securities                   176,444            177,757            170,221            171,650
  Loans                                   148,288            148,215            137,392            142,716
  Less:-allowance for loan losses          (2,450)            (2,449)            (3,365)            (3,365)
                                        ---------            -------           ---------          ----------
                                       $  342,474         $  343,715         $  336,194        $   342,947
                                       ==========         ==========         ===========       =============
Financial liabilities:
  Deposits                             $  316,915         $  316,941         $  324,385        $   322,957

  Long-term debt                            6,213              6,213              6,877              6,000
                                       ----------         ----------         ----------        -----------
                                       $  323,128         $  323,154         $  331,262        $   328,957
                                       ==========         ==========         ==========        ===========

This is not a required disclosure for 1991.

12.  Employer Sponsored Defined Contribution Profit Sharing Plan:

All employees of Pioneer Bancshares Corporation and Subsidiaries participate in an employer sponsored defined contribution profit sharing plan. Benefits are determined by account balances at retirement date.

All full-time employees of the controlled group at the end of the calendar year are participants in the plan. The contribution each year is computed at 10% of the consolidated net income before income taxes, with certain limitations, and at the discretion of the employer's board of directors. Contributions of $500, $200, and $-0- were made for the years ended December 31, 1993, 1992, and 1991, respectively.

13.  Concentrations of Credit:

All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Most customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $2.5 million without specific approval of the Board of Directors.

14.  Regulatory Matters:

The Bank is subject to the dividend restriction applicable to all state chartered banks as set forth by State law. The Bank is prohibited from paying any cash dividends in excess of the sum of the current year's earnings and previous year's earnings without the consent of the Commissioner of Financial Institutions for the State of Louisiana. The dividends, as of December 31, 1993, that the Bank could pay to the holding company, without the approval of the Commissioner, amounted to approximately $7.2 million.

The Memorandum of Understanding between the FDIC and the Board of Directors of the Bank dated October 12, 1989, was removed April 5, 1993.

15.  Book Values and Earnings per Share:

Consolidated book values and consolidated earnings per share of common stock of Pioneer Bancshares Corporation at December 31, 1993, 1992, and 1991, are computed on the weighted average number of shares of common stock outstanding during the period as follows:

                                             1993                   1992             1991
                                         -----------             ---------         --------

Book value                                 $  101.41             $   90.42         $   83.40
Less:-goodwill                                  5.47                  5.66              5.85
                                          ----------             ---------           -------
Book value per share of
tangible assets                            $   95.94             $   84.76         $   77.55
                                           =========             =========         =========

Earnings per share                         $   12.50             $    8.02         $    6.09
                                           =========             =========         =========

                         PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                                  Consolidated Balance Sheets
                                  As of June 30, 1994 and 1993
                                    Unaudited (in thousands)

Assets
                                                                      1994          1993
                                                                    ------         ------
Cash and Due from Banks                                             $19,225        $4,733
     Interest-bearing Deposits with Banks                             1,483        16,132
     Federal Funds Sold                                               2,049             -
                                                                    -------        -------
                    Total Cash and Cash Equivalents                  22,757        20,865

     Investment Securities (market value of                         177,787       175,736
     $175,283 in 1994 and  $177,283 in 1993)
     Loans                                                          151,907       151,08
                    Less:-Unearned Discount                            (898)       (1,007)
                          Allowance for Loan Losses                  (2,690)       (2,216)
                                                                    -------       -------
                    Net Loans                                       148,319       147,865
                                                                    -------       -------

     Premises and Equipment                                           7,409         7,235
     Other Real Estate Owned                                            157           310
     Accrued Interest Receivable                                      2,447         2,956
     Other Assets                                                     3,111         2,806
                                                                   --------      --------
Total Assets                                                       $361,987      $357,773
                                                                   ========      ========

Liabilities and Stockholders' Equity

     Liabilities:
     Time Certificates Greater than $100,000                        $16,879       $12,330
     Other Deposits                                                 303,637       308,149
                                                                    -------       -------
                         Total Deposits                             320,516       320,479
                                                                    -------       -------

     Accrued Interest, Taxes, and Expenses                            4,062         4,226
     Securitites Sold Under Repurchase Agreement                      2,477             -
     Federal Funds Purchased                                          3,000             -
     Long-Term Debt                                                   2,080         6,558
                                                                    -------       -------
                         Total Liabilities                          332,135       331,263
                                                                    -------       -------

     Stockholders' Equity:
     Common Stock, Par Value $10 Per Share, Authorized
        600,000 Shares, Issued and Outstanding 287,959 Shares         2,880         2,880
     Paid-In Capital                                                  6,742         6,742
     Retained Earnings                                               21,286        17,701
     Less:  Treasury Stock, 13,516 Shares at Cost                      (813)         (813)
     Less:  Unrealized Loss on Available for Sale Securities           (243)            -
                                                                     ------        ------
                         Total Stockholders' Equity                  29,852        26,510
                                                                     ------        ------

Total Liabilities and Stockholders' Equity                         $361,987      $357,773
                                                                   ========      ========

See notes to consolidated financial statements.

                        PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                                Consolidated Statements of Income
                         For the 6 Months ended June 30, 1994 and 1993
                                    Unaudited (in thousands)

                                                               June 30          June 30
                                                                 1994            1993
                                                               -------          -------
Interest Income:
         Interest and Fees on Loans                             $6,945          $6,873
         Interest on Investment Securities:
                     Taxable                                     4,296           4,666
                     Exempt from Federal Income Tax                  5               3
         Interest on Federal Funds Sold                            117             148
         Interest on Deposits in Banks                              56             122
                                                                ------          ------
                     Total Interest Income                      11,419          11,812
                                                                ======          ======

Interest Expense:
         Other Deposits                                          2,952           3,171
         Time Deposits Over $100,000                               245             183
         Securities Sold Under Repurchase Agreement                 31               -
         Long-Term Debt                                            175             367
                                                                 -----           -----
                     Total Interest Expense                      3,403           3,721
                                                                 -----           -----

         Net Interest Income                                     8,016           8,091
Provision for Loan Losses                                          125             749
                                                                 -----           -----
         Net Interest Income after Provision for Loan Losses     7,891           7,342
                                                                 -----           -----
Other Income:
         Service Fees                                            2,498           2,731
         Other                                                     299             300
         Net Gains on Sales of Assets                              344             190
         Net Investment Securities Gains (Losses)                   (2)            (75)
                                                                 -----           ------
                     Total Other Income                          3,139           3,146
                                                                 -----           ------

Other Expenses:
         Salaries                                                3,138           2,909
         Employee Benefits                                         879             822
         Occupancy Expenses, Net                                   596             586
         Equipment Expenses                                        429             561
         Other Operating Expenses                                2,551           3,022
                                                                 -----           -----
                     Total Other Expenses                        7,593           7,900
                                                                 -----           -----
Income before Income Taxes                                       3,437           2,588
Income Taxes                                                     1,174             892
                                                                 -----           -----
Net Income                                                      $2,263          $1,696
                                                                 =====           =====
Net income per share:
         Average common shares outstanding                       $8.25           $6.18
                                                                 =====           =====
See notes to consolidated finacial statements.

                          PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES

                   Consolidated Statements of Changes in Stockholders' Equity
                                          Unaudited (in thousands)

                                            Common         Paid-In       Retained       Treasury
6 months ended June 30, 1994                Stock          Capital       Earnings         Stock         Total
                                            ------         -------       --------       ---------      -------
Balance, December 31, 1993                   $2,880         $6,742        $19,023          ($813)      $27,832

Add: - Net Income for 6 months
              ended June 30, 1994                 -              -          2,263              -         2,263

Less: - Dividends Paid                            -              -           (242)             -          (242)
                                             ------         ------        --------         ------      --------
Balance, June 30, 1994                       $2,880         $6,742        $21,044          ($813)      $29,853
                                             ======         ======        ========         ======      ========

                                            Common         Paid-In       Retained       Treasury
6 months ended June 30, 1993                Stock          Capital       Earnings         Stock         Total
                                            ------         -------       --------       ---------      --------
Balance December 31, 1992                    $2,880         $6,742        $16,005          ($813)      $24,814

Add: - Net Income for 6 months
              ended June 30, 1993                 -              -          1,696              -         1,696
                                             ------         ------        -------          ------      -------
Balance, June 30, 1993                       $2,880         $6,742        $17,701          ($813)      $26,510
                                             ======         ======        =======          ======      =======

See notes to consolidated financial statements.

                      PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                           Consolidated Statements of Cash Flows
                      For the Six Months Ended June 30, 1994 and 1993
                                   Unaudited (in thousands)

                                                                                       1994           1993
                                                                                     --------       --------
Cash Flows from Operating Activities:
       Interest Received                                                             $11,692        $11,629
       Service Fees and Other Income Received                                          2,662          2,959
       Interest Paid                                                                  (3,033)        (3,518)
       Income Taxes Paid                                                                (985)          (116)
       Cash Paid to Suppliers and Employees                                           (5,731)        (4,811)
                                                                                     ---------      ---------
                        Net Cash Provided by Operating Activities                      4,605          6,143

Cash Flows from Investing Activities:
       Proceeds from Sales and Maturities of Investments                              34,925         59,809
       Purchase of Investments                                                       (37,045)       (65,505)
       Purchase of Securities Under Repurchase Agreement                                 (73)             -
       Increase in Loans                                                              (2,691)       (10,258)
       Purchase of Premises and Equipment                                               (364)          (317)
       Proceeds from Sales of Other Real Estate Owned                                    615          1,810
       Proceeds from Sales of Other Assets                                               126             10
                                                                                     --------       --------
                        Net Cash Used in Investing Activities                         (4,507)       (14,451)

Cash Flows from Financing Activities:
       Payments on Notes Payable                                                      (4,133)             -
       Payments on Subordinated Debentures                                                             (319)
       Net Increase in Short-Term Borrowings                                           3,000              -
       Net Increase (Decrease) in Other Deposits                                       1,344         (2,149)
       Net Increase (Decrease) in Time Deposits Over $100,000                          2,256           (305)
                                                                                     --------       ---------
                        Net Cash Provided by (Used In) Financing Activities            2,467         (2,773)

Net Increase (Decrease) in Cash and Cash Equivalents                                   2,565        (11,081)
Cash and Cash Equivalents Beginning of Year                                           20,192         31,946
                                                                                     --------       --------
Cash and Cash Equivalents End of Period                                              $22,757        $20,865
                                                                                     ========       ========

See notes to consolidated finanical statements.

               PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Cash Flows
               For the Six Months Ended June 30, 1994 and 1993
                          Unaudited (in thousands)



                                                                                       1994           1993
                                                                                      ------         -------
Reconciliation of Net Income to Net Cash Provided
       by Operating Activities:

       Net Income                                                                     $2,263         $1,696

       Adjustments to Reconcile Net Income to
            Net Cash Provided by Operating Activities:
                Depreciation and Amortization                                            529            507
                Provision for Possible Losses on Loan                                    125            749
                Provision for Deferred Tax Benefit                                        95          1,524
                Write-Offs of Other Real Estate Owned
                  and Other Repossessed Assets                                             9             89
                Losses on Sale of Premises and Equipment                                   0              3
                Gains on Sale of Other Real Estate Owned                                (356)          (151)
                Losses on Sale of Investments                                              2             75
                (Gains) Losses on Sale of Other Asset                                     11           (152)
                (Increase) Decrease in Accrued Interest Receivable                        29           (316)
                Increase in Accrued Interest and Other Liabilities                     2,240            360
                (Increase)  Decrease in Other Assets                                    (342)         1,759
                                                                                      -------        -------
       Net Cash Provided by Operating Activities                                      $4,605         $6,143
                                                                                      =======        =======

       See notes to consolidated financial statements.

PIONEER BANCSHARES CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Unaudited ($ in thousands)

NOTE 1 - Per Share Data and Market Value of Stock

Net income per average share outstanding is calculated based on the weighted average number of shares outstanding during the year. The average number of shares outstanding for the six months ended June 30, 1994 and 1993 was 274,443.

There is not an established public trading market for the Company's common stock. However, an annual valuation of the stock is prepared for the Employee Profit Sharing Plan. As of December 31, 1993 the value of the Company's common stock in the Profit Sharing Plan was estimated to be $90.00.


NOTE 2 - Non-Performing Loans

                                                June 30,
                                            1994       1993
                                           ------     ------

     Nonaccrual Loans                     $  1,985   $  2,199

     Restructured Loans                        174          -
                                          --------   --------
     Total Non Performing Loans           $  2,159   $  2,199
                                          ========   ========
     Accruing loans past due ninety
     days or more                         $     93   $    370
                                          ========   ========

Loans are classified as nonaccrual when they are past due 90 days or more (principal and interest) that are: (1) not in the process of collection and
(2) not well secured. These are loans that in the judgement of management are inadequately secured and the bank is having difficulty in collecting. For other loans that have been classified nonaccrual by management, interest on these loans are taken as income only when collected. Loans are placed in this category because of (1) inability of borrower to perform, (2) payment in full of principal and interest is seriously impaired, or (3) loan is in default. Placing a loan on non-accrual requires reversal of all accrued interest and late fees. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

Interest income in the amount of $82 would have been recorded on nonaccrual loans during the six months ended June 30, 1994 if they had been performing in accordance with their contractual terms. During the six months ended June 30, 1994, the company recorded no interest income on nonaccrual loans.

In addition to the nonperforming loans disclosed above, management has identified loans totalling $825 for which payments are current, but which, in management's opinion, are subject to potential future classification as non-performing or past due.


NOTE 3 - Investment Securities

During the first quarter of 1994 Pioneer Bancshares adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). This pronouncement provides guidance regarding the appropriate classification of debt and equity securities in a company's balance sheet and also provides for the recognition of unrealized holding gains and losses as a result of changes in the fair value of securities available for sale. For the Company, the balance sheet classification guidelines pursuant to FAS 115 are consistent with the Company's classification prior to adoption of FAS 115. The carrying value of securities held to maturity continues to be amortized cost. Securities available for sale are now carried at their estimated fair value in accordance with FAS 115. As of June 30, 1994 the carrying value of securities available for sale totaled $47,861 which includes $365 in net unrealized losses. The aggregate amortized cost of securities held to maturity totaled $129,926 as of June 30, 1994. The securities held to maturity exceeded their market value by approximately $2,504.

Pioneer Bancshares Corporation and Subsidiaries's Management's Discussion and Analysis

The following discussion provides certain information concerning the financial condition and results of operations of Pioneer Bancshares Corporation ("Pioneer") for the three years ended December 31, 1993 and the interim periods June 30, 1994 and 1993. The financial position and results of operations of Pioneer were due primarily to its banking subsidiary, Pioneer Bank & Trust Company. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

Merger

An Agreement and Plan of Merger between Pioneer Bancshares Corporation and Hibernia Corporation was signed on June 1, 1994. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a pooling of interests. Total consideration is calculated on an exchange ratio of 30.5 shares of Hibernia common stock for each share of Pioneer, based on an average market price of not less than $7.50 per share ($62,779,000) or more than $9.50 per share ($79,520,000) on closing date. The merger is contingent upon shareholder and regulatory approval.

Results of Operations of the Interim Period June 30, 1994 compared with June 30, 1993.

Net income for the six months ending June 30, 1994 was $2,263,000 compared to $1,697,000 for the same period in 1993. Net income is largely dependent upon net interest income, or the difference between interest received on loans and investments, the interest-bearing assets, and interest paid on certain deposit accounts and long-term debt, the interest-bearing liabilities. Net interest income is affected by the average yield on the loans and investments, the balances of these interest-bearing assets and liabilities, and the magnitude of change of each.

Net interest income decreased only $42,000, from $8,144,000 for the period ending June 30, 1993 to $8,102,000 for the same period in 1994, as repricing assets and liabilities essentially matched. Interest income decreased $365,000, from $11,870,000 in the first six months of 1993 to $11,505,000 during the same period in 1994. Interest expense decreased $323,000, from $3,726,000 in 1993 to $3,403,000 in 1994.

Non-interest income increased $35,000 during the period, from $3,034,000 in 1993 to $3,069,000 in 1994. Non-interest expense, excluding income taxes and provision for loan losses, decreased $230,000, from $7,839,000 in 1993 to $7,609,000 in 1994, primarily as a result of reestablishing data processing services in-house, thereby saving $184,000 during this comparative period.

Pioneer maintains an allowance for potential loan losses that management believes is adequate to cover future losses on outstanding loans. The allowance for loan losses was $2,690,000 at June 30, 1994, compared to $2,216,000 at June 30, 1993. For the period ending June 30, 1994, a provision of $125,000 was recorded, with $749,000 charged to operations during the same period in 1993.

Income taxes increased $282,000 from $892,000 in 1993 to $1,174,000 in 1994, due to an increase of $847,000 in income before taxes.

Results of Operations December 31, 1993 compared with December 31, 1992.

For the year ended December 31, 1993, net income was $3,429,000 compared to $2,200,000 for the year ended December 31, 1992. Net interest income declined $187,000, from $16,869,000 in 1992 to $16,682,000 in 1993. Interest income decreased $2,517,000, from $26,759,000 in 1992 to $24,242,000 in 1993.
Interest expense decreased $2,330,000, from $9,890,000 in 1992 to $7,560,000
in 1993.    The reduction in net interest income is the result of the net interest margin decreasing 19 basis points, from 5.28% in 1992 to 5.09% in 1993, which was offset by an increase of approximately $7,900,000 in average earning assets during the same period.

Non-interest income decreased $307,000 during the period, from $5,963,000 in 1992 to $5,656,000 in 1993. This was attributable to a reduction of $103,000 in Service Fees generated on customer accounts, and losses on sale of investment securities of $73,000 in 1993 versus gains of $22,000 in 1992.

Non-interest expense, excluding income taxes and provision for loan losses, decreased $2,153,000, from $17,317,000 in 1992 to $15,164,000 in 1993. This was due to a reduction of $3,445,000 in Other Operating Expenses, comprised primarily of OREO write-downs and other repossession related expenses of approximately $3,633,000, which offset additional expenses of $260,000 related to anticipated litigation settlement. Salaries increased $619,000 due to increased staffing levels for the establishment of operations of an in-house data center in 1993 and to handle the workload in the mortgage subsidiary. Employee benefits increased $399,000, resulting from $300,000 in additional funding for the Employees Profit Sharing Plan.

The allowance for loan losses for 1993 and 1992 was $2,450,000 and $3,365,000, respectively, with $1,509,000 charged to operations in 1993 and $2,221,000 charged to operations in 1992 to provide for the allowance.

Effective January 1, 1993 Pioneer adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle resulted in an additional charge to income in 1993 of $261,000.

Income taxes increased from $1,094,000 in 1992 to $1,975,000 in 1993 due to the $2,371,000 increase in income before taxes.

Results of Operations December 31, 1992 compared with December 31, 1991.

For the year ended December 31, 1992, net income was $2,200,000 compared to $1,671,000 for the year ended December 31, 1991. Net interest income increased $2,588,000, from $14,281,000 in 1991 to $16,869,000 in 1992.
Interest income decreased $3,226,000, from $29,985,000 in 1991 to $26,759,000 in 1992.  Interest expense decreased $5,814,000, from $15,704,000 in 1991 to
$9,890,000 in 1992.   The net interest margin increased 73 basis points, from
4.55% in 1991 to 5.28% in 1992, as a result of the average paying liabilities repricing faster in a declining rate scenario than the average earning assets. The interest rate on earning assets decreased 118 basis points, from 9.55% for 1991 to 8.37% in 1992, while the average interest rate on paying liabilities (as a percentage of average earning assets) decreased 191 basis points, from 5.00% in 1991 to 3.09% in 1992. Also, the average earning assets increased $5,912,000 from 1991 to 1992, due to Other Real Estate Owned and Non Accrual loans being liquidated and the funds being redeployed in earning assets.

Non-interest income increased $1,208,000 during the period, from $4,755,000 in 1991 to $5,963,000 in 1992. This was attributable to an increase in service fees of $653,000, and gains on sale of assets of $405,000 in 1992 versus losses of $442,000 in 1991.

Non-interest expense, excluding income taxes and provision for loan losses, increased $3,085,000, from $14,232,000 in 1991 to $17,317,000 in 1992.
Salary expense increased $705,000 due primarily to the mortgage banking subsidiary gearing up for the large influx of refinancings/purchases. Also, Employee Benefits increased $254,000 primarily due to the resumption of funding the Employee's Profit Sharing Plan. In addition, an increase of $2,069,000 in Other Operating Expenses was due to $1,084,000 in increased OREO related expenditures, $225,000 in losses realized on GNMA foreclosures in the mortgage banking subsidiary, $107,000 in increased data processing charges from the outside service provider, $166,000 in additional regulatory agency assessments, and $117,000 in legal and recording fees.

The allowance for loan losses for 1992 and 1991 was $3,365,000 and $3,600,000, respectively, with $2,221,000 charged to operations in 1992 and $2,561,000 charged to operations in 1991 to provide for the allowance.

Income taxes increased $522,000 from $572,000 in 1991 to $1,094,000 in 1992 due to the $1,051,000 increase in income before taxes.

                           APPENDIX A

AGREEMENT AND PLAN OF MERGER
OF
PIONEER BANCSHARES CORPORATION
WITH AND INTO
HIBERNIA CORPORATION


     AGREEMENT AND PLAN OF MERGER dated as of June 1, 1994 (this
"Agreement"), adopted and made by and between Pioneer Bancshares
Corporation ("Pioneer") and Hibernia Corporation ("Hibernia").

     Pioneer is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 401 Texas Street, Shreveport, Louisiana 71130 and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The presently authorized capital stock of Pioneer consists solely of 600,000 shares of common stock of the par value of $10.00 each ("Pioneer Common Stock"). As of March 31, 1994, 274,443 shares of Pioneer Common Stock had been issued and were outstanding, and 13,516 shares of Pioneer Common Stock were held in Pioneer's treasury.
All outstanding shares of Pioneer Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Pioneer authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Pioneer to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Pioneer's capital stock has been issued in violation of preemptive rights of shareholders. Pioneer owns 100 percent of the outstanding voting shares of Pioneer Bank & Trust Company (the "Bank"), a Louisiana banking corporation duly organized and existing under the laws of the State of Louisiana.

     Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of March 31, 1994, no shares of Hibernia's preferred stock or were outstanding, 83,666,469 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,722,934 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,555,989 shares of Hibernia Common Stock were outstanding as of March 31, 1994, 3,660,087 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 2,540,135 shares of Hibernia Common Stock were outstanding as of March 31, 1994, 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 75,000 shares of Hibernia Common Stock are outstanding on the date hereof, 621,211 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan and merger agreements with Commercial Bancshares, Inc., Bastrop National Bank, First Bancorp of Louisiana, Inc. and First Continental Bancshares, Inc., which will result in the issuance of an aggregate of approximately 14,583,746 shares (assuming a market price of Hibernia Common Stock equal to $7.50 per share). None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

     The Boards of Directors of Pioneer and Hibernia have duly approved this Agreement and have authorized the execution hereof by Pioneer's Chairman of the Board and Hibernia's President and Chief Executive Officer, respectively. Pioneer has directed that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Pioneer with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

      1. The Merger. On the Effective Date (as defined in Section 14 hereof), Pioneer shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, Part XI of the LBCL (the "Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement").

      2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

      3.  Pioneer Common Stock.

          3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

          (a) each share of Pioneer Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

          (b) holders of certificates which represent shares of Pioneer Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Pioneer;

          (c) each share of Pioneer Common Stock held in the treasury of Pioneer or owned beneficially by Hibernia or any of its subsidiaries shall be cancelled; and

          (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

          3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Pioneer Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of high and low prices of one share of Hibernia Common Stock for the five business days preceding the Effective Date as reported in The Wall Street Journal, or, if the Hibernia Common Stock is not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

          3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Pioneer transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

          3.4. Rights as Shareholders. Former shareholders of Pioneer will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of Pioneer Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

          3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Pioneer or Hibernia of the shares of Pioneer Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be cancelled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Pioneer Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of Pioneer last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Pioneer, and otherwise to carry out the purposes of this Agreement.

          3.7. Dissenters' Shares. Shares of Pioneer Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in Section
3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Pioneer Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

          3.8.  Exchange Rate.

          (a) Except as provided in paragraphs (b) and (c) of this
Section 3.8, the Exchange Rate shall be 30.5 shares of Hibernia
Common Stock for each outstanding share of Pioneer Common Stock.

          (b) In the event the Average Market Price of Hibernia Common Stock (as defined in paragraph (d) below) is $7.50 or less, the Exchange Rate shall be increased so that the aggregate value of Hibernia Common Stock to be exchanged for Pioneer Common Stock shall not be less than $62,779,000. In this event, the number of shares of Hibernia Common Stock to be exchanged for each share of Pioneer Common Stock shall be computed as follows: ($62,779,000 divided by the Average Market Price of Hibernia Common Stock) divided by 274,443.

          (c) In the event the Average Market Price of Hibernia Common Stock (as defined in paragraph (d) below) is $9.50 per share or more, the Exchange Rate shall be reduced so that the aggregate value of the Hibernia Common Stock to be exchanged for Pioneer Common Stock shall not exceed $79,520,000. In this event, the number of shares of Hibernia Common Stock to be exchanged for each share of Pioneer Common Stock shall be computed as follows:
($79,520,000 divided by the Average Market Price of the Hibernia Common Stock) divided by 274,443.

          (d) For purposes of this Agreement, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the high and low sale prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

      4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

      5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of Pioneer and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Pioneer or the Bank (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Pioneer or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries.

      6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Pioneer covenants and agrees that it will not do, or agree to commit to do, and Pioneer will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

          (a) in the case of Pioneer (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Pioneer Common Stock (other than in a fiduciary capacity); provided, however, that Pioneer may declare and pay, at any time and from time to time after the date hereof and prior to the Closing Date, one or more cash dividends on the Pioneer Common Stock in an aggregate amount not to exceed $2.25 per share of Pioneer Common Stock;

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

          (c) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with the existing policy;

          (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except that Pioneer may amend its Profit Sharing Plan in order to bring such plan into compliance with applicable laws and regulations and Pioneer may take steps to terminate its Profit Sharing Plan, including, but not limited to, the appointment of a successor trustee for purposes of distributing the proceeds of the plan to participants;

          (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted which "regular and ordinary course" shall include, but not be limited to, the payment of all or any portion of any note or debenture existing on the date of this Agreement which Pioneer deems appropriate to pay prior to closing, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by Pioneer in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist,
(iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $100,000 or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Pioneer's ability to perform its covenants and agreements hereunder;

          (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice (which "ordinary course of business" shall include for this purpose, but not necessarily by limited to, the sale of assets included as Other Real Estate Owned on Pioneer's financial statements); or

          (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

     Notwithstanding any provision of this Section 6 to the contrary, Pioneer may, and Hibernia hereby expressly consents to such sale, sell all of the stock of Zachary Taylor Life Insurance, so long as the price paid for the stock of such company is no less than the greater of (i) the aggregate book value of such stock, or
(ii) the fair market value of such stock.

      7. Representations and Warranties of Pioneer. Pioneer (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Each of Pioneer and the Bank is a corporation or bank duly organized, validly existing, and in good standing under the laws of the State of Louisiana; each of Pioneer and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and Pioneer has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks. Pioneer does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank, Pioneer Mortgage Company, Zachary Taylor Life Insurance Company ("Zachary Taylor") and First Federal Savings Bank ("First Federal"). The presently authorized capital stock of the Bank consists solely of 300,000 shares of common stock of the par value of $ 10.00 each, of which 300,000 shares of common stock are outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, except as may be affected by Louisiana Revised Statute
Section 6:262, nonassessable and, except as provided on Schedule
7.3 hereto, all of such shares are owned by Pioneer, free and clear of all liens, claims and encumbrances.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by Pioneer's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the LBCL, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Pioneer of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Pioneer, enforceable against Pioneer in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Pioneer does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Pioneer or the Bank or to which Pioneer or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Pioneer and the Bank taken as a whole or on the transactions contemplated hereby,
(ii) to the best of the knowledge of Pioneer's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Pioneer or the Bank or to which Pioneer or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Pioneer or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          7.6. Financial Statements; Dividend Restrictions. Pioneer has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Pioneer Financial Statements"): Pioneer's Consolidated Balance Sheets as of March 31, 1994 and 1993 (unaudited) and December 31, 1993, 1992 and 1991 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992 and 1991 (audited), and Consolidated Statements of Income for the three-
month periods ended March 31, 1994 and 1993 (unaudited).   Each of
the Pioneer Financial Statements (including the related notes) fairly presents the consolidated results of operations of Pioneer and the Bank for the respective periods covered thereby and the consolidated financial condition of Pioneer and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Pioneer Financial Statements, including the notes thereto, or Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or state banks generally) precluding Pioneer or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since March 31, 1994, there has been no event or condition of any character (whether actual, or to the knowledge of Pioneer or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Pioneer, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Pioneer or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

          7.8.  Litigation and Proceedings.  Except as set forth on
Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Pioneer that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Pioneer and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 7.8 hereto, no member of Pioneer's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, neither Pioneer nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Pioneer or the Bank without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Pioneer or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement, except that Pioneer intends to engage a financial advisor to render a fairness opinion to Pioneer and its shareholders in connection with the Merger, for which services such advisor shall be entitled to be paid a fee. The prohibitions of this Section 7.10 shall not apply to attorney's fees incurred by Pioneer in connection with the Merger and other transactions contemplated by this Agreement or any advice or consultation with counsel, or action taken upon such advice or counsel in connection therewith, which are contemplated by this Agreement and the parties hereto as appropriate expenditures of Pioneer.

          7.11.  Contingent Liabilities.  Except as disclosed on
Schedule 7.11 hereto or as reflected in the Pioneer Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1994, neither Pioneer nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Pioneer and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after March 31, 1994, or from any action omitted to be taken during such period that, to the knowledge of Pioneer, could reasonably be expected to result in any such material obligation or liability.

          7.12. Tax Liability. The amounts set up as liabilities for taxes in the Pioneer Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13. Material Obligations Paid. Since March 31, 1994, and except as disclosed on Schedule 7.13 hereto, neither Pioneer nor the Bank has incurred or paid any obligation or liability that would be material to Pioneer on a consolidated basis, except for obligations incurred or paid in connection with the transaction contemplated by this Agreement and transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. Except as disclosed on Schedule 7.14, all federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Pioneer or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1992; all returns filed are complete and accurate to the best information and belief of their respective managements; and all taxes shown on filed returns have been paid. Except as disclosed on Schedule 7.14, as of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Pioneer or the Bank except as reserved against in the Pioneer Financial Statements. Except as disclosed on Schedule 7.14, all taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Pioneer's reserves for bad debts at December 31, 1992, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Pioneer in the Pioneer Financial Statements, as of March 31, 1994, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and, to the best knowledge and belief of Pioneer's management, no loan is subject to any asserted defense, offset or counterclaim, except as disclosed in writing to Hibernia within 30 days after the date hereof.

          7.16. Allowance for Loan Losses. To the best knowledge and belief of Pioneer's management, the allowances for possible loan losses shown on the balance sheets of Pioneer as of March 31, 1994 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of March 31, 1994 and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of March 31, 1994, Pioneer and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Pioneer Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature (subject as to enforceability to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights generally and to general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity) except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Pioneer Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1994 provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Pioneer and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Pioneer or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

          (b) With respect to each lease of any real property or a material amount of personal property to which Pioneer or the Bank is a party, except for financing leases in which Pioneer or the Bank is lessor. (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid;
(ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Merger nor the merger of the Bank and HNB will constitute a default or a cause for termination or modification of such lease.

          (c) Except as disclosed on Schedule 7.13(c) hereto, neither Pioneer nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Pioneer and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Pioneer or the Bank is named insured meet the applicable standards of the American Bankers Association.

          7.18. Employee Plans. To the best of Pioneer's knowledge and belief, except as disclosed on Schedule 7.18 hereto, it, the Bank, and all "employee benefit plans," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Pioneer or the Bank:

               (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

          7.19. Copies of Employee Plans. Within ten days after the date hereof, Pioneer has provided Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Pioneer nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Neither Pioneer nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Within sixty days after the date hereof, Pioneer has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Pioneer's and the Bank's Board of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of Pioneer and the Bank as of the dates and for the periods indicated therein.

          7.23.  Insurance Policies.  Attached hereto as Schedule
7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Pioneer or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Pioneer nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last two years, neither Pioneer nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Pioneer or the Bank. The parties hereto expressly agree that Pioneer may purchase, after the date hereof and prior to the Closing, directors' and officers' "tail" liability insurance coverage, as long as (i) the amount paid or to be paid by Pioneer for such coverage does not exceed the aggregate amount of insurance premiums to be refunded to Pioneer as a result of termination of insurance policies prior to the Closing, or (ii) such purchase is approved by Hibernia in advance.

          7.24. Investments. Except for pledges to secure public or trust deposits, none of the investments reflected in the Pioneer Financial Statements under the heading "Investment Securities," and none of the investments made by Pioneer or the Bank since March 31, 1994 and none of the assets reflected in the Pioneer Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Pioneer or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Pioneer or the Bank is a party, Pioneer or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

          7.25.  Environmental Matters.  Except as disclosed on
Schedule 7.25 hereto, neither Pioneer nor the Bank nor, to the knowledge of Pioneer and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by Pioneer or the Bank or used by Pioneer or the Bank in their respective business ("Pioneer Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Pioneer Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Except as disclosed, on Schedule 7.25 hereto, neither Pioneer nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Pioneer Properties. Hibernia expressly agrees that the existence of underground storage tanks on any Pioneer Properties shall not constitute a breach of this representation unless (i) to Pioneer's knowledge, such tanks are required to be registered with local, state or federal authorities and are not so registered, or (ii) Pioneer is aware of any violation of an Environmental Law associated with or resulting from any such storage tank.

      8.  Representations and Warranties of Hibernia.  Hibernia
(and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

          8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, its Quarterly Report on Form 10-Q for the periods ended March 31, 1994, and its proxy statement for its 1994 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its quarterly report to shareholders for the period ended March 31, 1994 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
Copies of the Hibernia Reports have been furnished to Pioneer on or before the date hereof.

          8.7. No Material Adverse Change. Since March 31, 1994 there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affecting banking institutions generally.

          8.9. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Hibernia or HNB or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

      9. Agreements and Covenants. Hibernia and Pioneer each hereby agrees and covenants to the other that:

          9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

          9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Merger.

          9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Pioneer relating to Pioneer, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Pioneer promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, Pioneer will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Pioneer so long as Pioneer is furnished with a copy of such report within a reasonable time after its filing.

          9.5.  Material Developments; Access to Information.

               (i) In order to afford Pioneer access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford Pioneer and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Pioneer and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Pioneer shall from time to time reasonably request to perform such review, (B) furnish Pioneer with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Pioneer of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

               (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Pioneer to be acquired as a result of the Merger, Pioneer shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Pioneer and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

               (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

          9.6. Prohibited Negotiations. Prior to the Effective Date, neither Pioneer nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Pioneer or the Bank or any business combination with Pioneer or the Bank other than as contemplated by this Agreement. Pioneer shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and Pioneer will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Pioneer; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Pioneer or the Bank from taking any action that, in the opinion of counsel to Pioneer or the Bank, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law.

          9.7. Affiliates. Prior to the Closing Date (as defined in Section 14 hereof), Pioneer shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Pioneer for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Pioneer shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things,that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Pioneer shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

          9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof.

          9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

          9.10. Cooperation in Bank Merger. Promptly upon request by Hibernia, Pioneer and the Bank shall use their best efforts take any and all necessary or appropriate actions to cause the Bank to become merged with and into HNB effective as of, or as soon as practicable after, the Effective Date if so requested by Hibernia; provided, however, that Pioneer acknowledges and agrees that the determination as to when and if the Bank and HNB shall be merged shall be solely within Hibernia's discretion.

          9.11. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Pioneer shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Pioneer or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Pioneer herein.

          9.12.  Indemnification of Directors and Officers of
Seller and the Bank.

          (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Seller or the Bank (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Seller or the Bank, to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require Seller or the Bank, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c) The rights to indemnification granted by this subsection 9.12 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.12(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $10,000,000, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.12 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.12 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.12 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

          (d) Hibernia agrees that the $10,000,000 indemnification limit set forth in paragraph (c) of this Section 9.12 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

          9.13. Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

     10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

          (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

          (b) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act;

          (c) Pioneer shall use its best efforts to have its Affiliates execute a written agreement in substantially the form of
9.7 hereto; provided, however, that Pioneer shall have no such obligation prior to the receipt by the Board of Directors of Pioneer of the Fairness Opinion; and

          (d) Pioneer shall use its best efforts to have each of the directors of Pioneer and the Bank execute a Non-Competition Agreement in substantially the form of Exhibit 10(d) hereto; provided, however, that Pioneer shall have no such obligation prior to the receipt by the Board of Directors of Pioneer of the Fairness Opinion and that Pioneer shall have no such obligation with respect to Messrs. E. R. Campbell, Jr., B. D. Flurry, Hugh Hanson and Edwin Jones so long as such persons shall have executed an employment or consulting agreement with Hibernia.

     The parties hereto acknowledge and agree that Hibernia shall have primary responsibility under this Agreement to apply for all permits, consents and approvals required by any agency of state or federal government in connection with the transactions contemplated by this Agreement, and Pioneer and the Bank shall provide reasonable assistance to Hibernia with respect to all such applications; provided, however, that, in the event Pioneer determines to sell Zachary Taylor, any and all permits, consents or approvals required for that transaction shall be the sole responsibility of Pioneer.

     11.  Confidentiality; Hold Harmless; Restriction on
Acquisitions.

          11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and Pioneer agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Pioneer shall, promptly upon request by the other party, either destroy or return any documents so obtained.

          11.2. Hold Harmless. Hibernia will indemnify and hold harmless Pioneer, each of its directors and officers and each person, if any who controls Pioneer or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Pioneer or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof.
In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

     12. Conditions. The consummation of the Merger is conditioned upon:

          12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Pioneer and exercise and perfection of dissenters' rights pursuant to Section 12: 131 of the LBCL by holders of Pioneer Common Stock holding in the aggregate no more than 10% of the Pioneer Common Stock outstanding on the Closing Date.

          12.2.  Federal Reserve Board and OCC Approvals.
Procurement by Hibernia of the approval of the Federal Reserve
Board of the Merger and the Comptroller of the Bank Merger and any and all other transactions contemplated hereby.

          12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

          12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Pioneer shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

          12.5. Opinion of Hibernia Counsel. Pioneer and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to Pioneer, as to such matters as Pioneer may reasonably request with respect to the transactions contemplated hereby.

          12.6. Opinion of Pioneer Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Wiener, Weiss, Madison & Howell, counsel for Pioneer, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

          12.7. Representations, Warranties and Agreements of Pioneer. Each of the representations, warranties, and agreements of Pioneer contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Pioneer, dated the Closing Date, to such effect; Pioneer shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Pioneer shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

          12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Pioneer shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Pioneer such other certificates as Pioneer shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Pioneer with such further documents or other materials as Pioneer shall have reasonably requested in connection with the transactions contemplated hereby.

          12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Pioneer shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

          12.10. Blue Sky. Hibernia shall have received all state securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

          12.11. Tax Opinion. Hibernia and Pioneer shall have received an opinion of Ernst & Young, which opinion shall be satisfactory in form and substance to Hibernia and Pioneer, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code, and that the exchange of Pioneer Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Pioneer with respect to such exchange and that the Louisiana income tax treatment to the shareholders of Pioneer will be substantially the same as the federal income tax treatment to the shareholders of Pioneer.

          12.12. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Pioneer Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

          12.13. Fairness Opinion. Pioneer shall have received a letter from a financial advisor of its choice, acceptable to Hibernia, dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view. For purposes of this Agreement, Hibernia acknowledges that, if Pioneer chooses to engage U. S. Banking Alliance to provide such fairness opinion, such choice is acceptable to Hibernia.

          12.14 Exchange of Schedules. Pioneer shall have prepared the schedules required by Section 7 hereof and furnished such schedules to Hibernia within 30 days after the date of this Agreement, and Hibernia shall have prepared the schedules required by Section 8 hereof and furnished such schedules to Pioneer within 30 days after the date of this Agreement.

          12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8 or 12.12 shall only constitute conditions to consummation of the Merger if asserted by Pioneer and a failure to satisfy any of the requirements set forth in Section 12.6 or 12.7 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13.  Termination.   This Agreement may be terminated prior to
the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

          13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire
Board.

          13.2.  Breach of Representation, Warranty or Covenant.
By either party hereto, in the event of a breach by the other party
(a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

          13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by June 30, 1995 or (ii) any condition to Closing cannot be satisfied by June 30, 1995 and will not be waived by the party or parties entitled to waive it.

          13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

          13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Pioneer.

          13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding Pioneer Common Stock exercise statutory rights of dissent and appraisal pursuant to Part XIII of the LBCL.

          13.7. Material Adverse Change. By Pioneer, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

          13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall have received the opinion of
Ernst & Young, certified public accountants to the effect that the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling-of-interests for accounting purposes.

          13.9. Fairness Opinion. By Pioneer, if it shall not have received a letter from its financial advisor dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

          13.10. Completion of Due Diligence. By Hibernia, within 60 days after the date hereof (during which time it shall have completed its due diligence review), if, based upon matters disclosed or discovered during its due diligence review that have, in the good faith opinion of Hibernia, a material adverse effect on the Merger, it shall determine that the Merger is not feasible under the terms set forth herein.

          13.11. Non Solicitation Agreement. By Hibernia, if the Non Solicitation Agreement attached hereto is not executed on behalf of First Federal Savings Bank on or before the Closing Date.

     14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) December 1, 1994; (ii) the date that falls 30 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act; (iii) the date that falls 30 days after the date of the order of the Comptroller approving the merger of the Bank with and into HNB pursuant to the Bank Merger Act; and (iv) the date that falls
5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

     15. Survival and Termination of Representations, Warranties and Covenants.

          15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

          15.2. The provisions and agreements set forth in Sections 3, 5, 9.12 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Pioneer and the Bank who are the intended beneficiaries of such provisions.

          15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.13 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.13 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

          15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

     16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or Pioneer) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Pioneer shall change the number of shares of Hibernia Common Stock into which shares of Pioneer Common Stock will be converted by the Merger.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

     18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

     19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

     20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

     21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                    HNB
                    313 Carondelet Street
                    New Orleans, Louisiana  70130
                    Attention:  Corporate Law Division

and a copy of all notices or other communications directed to Pioneer shall be sent to:


                    Donald P. Weiss, Esq.
                    Wiener, Weiss, Madison & Howell
                    333 Texas Street
                    23rd Floor
                    Shreveport, Louisiana  71101


     22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                   Hibernia Corporation





                                   Stephen A. Hansel
                                   President and Chief Executive
                                   Officer

Attest:




Patricia C. Meringer
Secretary

                                   PIONEER BANCSHARES CORPORATION



                                   By:
                                        E. R. Campbell, Jr.
                                        Chairman of the Board


Attest:




Secretary





                            Exhibit 1


                        MERGER AGREEMENT

     This Merger Agreement is made and entered into this __ day of _______, 199_ by and between Hibernia Corporation, a Louisiana corporation ("Hibernia") and Pioneer Bancshares Corporation, a
Louisiana corporation ("Pioneer").

                      W I T N E S S E T H:

     WHEREAS, Hibernia and Pioneer (collectively, the "Corporations") and their respective Boards of Directors deem it advisable and in the best interests of the Corporations that Pioneer be merged into Hibernia (the "Merger") pursuant to the provisions of the Louisiana Business Corporation Law ("LBCL") and upon the terms and subject to the conditions hereinafter set forth and in the Plan (as defined herein); and

     WHEREAS, the Corporations have entered into an Agreement and Plan of Merger dated as of June 1, 1994 (the "Plan") which sets forth certain terms and conditions relating to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Plan, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                            ARTICLE I

                           The Merger

     Upon the terms and subject to the conditions set forth herein, on the Effective Date (as defined below), Pioneer shall be merged into Hibernia and the separate existence of Pioneer shall cease.

                           ARTICLE II

                     Effective Date and Time

     The Merger shall be effective at 12:01 a.m. on the date immediately following the day when this Merger Agreement, having been certified, signed and acknowledged in accordance with the LBCL, is filed in the office of the Secretary of State of the State of Louisiana (the "Secretary of State")(such time and date being herein referred to as the "Effective Time" and the "Effective Date" respectively).

                           ARTICLE III

              Conversion and Cancellation of Shares

     Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL, on the Effective Date each issued and outstanding share of Pioneer Common Stock, par value $10.00 ("Pioneer Stock") shall be exchange for and converted into _______ shares of Hibernia Class A Common Stock, no par value ("Hibernia Stock").
The exchange of certificates representing Hibernia Common Stock for certificates formerly representing Pioneer Stock shall be effected as provided in the Plan. No fractional shares of Hibernia Stock or script certificates representing such fractional shares will be issued to any holder of Pioneer Stock. Shareholders of Pioneer otherwise entitled to receive fractional shares shall be entitled to cash as provided in the Plan, without interest.

                           ARTICLE IV

                      Effect of the Merger

     The Merger shall have the effects set forth in Section 115 of the LBCL.

                            ARTICLE V

                   Filing of Merger Agreement

     If this Merger Agreement is approved by the shareholders of Pioneer as provided in the Plan, then the fact of such approval shall be certified hereon by the secretary or assistant secretary of Pioneer, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the president of each of the
Corporations.   Thereafter, a multiple original of this Merger
Agreement, so certified signed and acknowledged, shall be delivered to the Secretary of State for filing and recordation in the manner required by law; and thereafter, as soon as practicable )(but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State shall be filed for record in the office of the recorder of mortgages for the parishes of Orleans and St. Mary and shall also be recorded in the conveyance records for the parishes of Orleans and Caddo and any other parish in which any of the Corporations owns real property on the Effective Date.

                           ARTICLE VI

                          Miscellaneous

     The obligations of the Corporations to effect the Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Merger Agreement has been approved by the Boards of Directors of each of the Corporations, effective as of the date first above written.

                  CERTIFICATE OF THE SECRETARY
                     OF HIBERNIA CORPORATION

     I hereby certify that I am the duly elected Secretary of Hibernia Corporation, a Louisiana corporation, presently serving in such capacity and that, pursuant to Section 112E of the LBCL, approval of the Merger Agreement by the shareholders of Hibernia Corporation is not required.

Certificate dated ___________ __, 199_.


                                   ____________________________
                                   Patricia C. Meringer
                                   Secretary

                  CERTIFICATE OF THE SECRETARY
                OF PIONEER BANCSHARES CORPORATION

     I hereby certify that I am the duly elected Secretary of Pioneer Bancshares Corporation, a Louisiana corporation, presently serving in such capacity and that the foregoing Merger Agreement was, in the manner required by the LBCL, duly approved, without alteration or amendment, by the shareholders of Pioneer Bancshares Corporation, at a meeting duly held pursuant to notice on ______ __ , 199_, at which meeting a quorum was present and acting throughout by a vote of _____ shares "for" to ______ shares "against or not voting.

Certificate dated ___________ __, 199_.


                                   ____________________________

                                   Secretary



                    EXECUTION BY CORPORATIONS

     In consideration of the approval of this Merger Agreement by the shareholders of Pioneer Bancshares Corporation and the fact that no such approval is required by the shareholders of Hibernia Corporation, both as certified above, this Merger Agreement is executed by such corporations, acting through their respective Presidents, this ___ day of _________, 199_.

                              HIBERNIA CORPORATION



                         By:  __________________________
                              Stephen A. Hansel
                              President and Chief Executive
                                   Officer

ATTEST:


_______________________
Patricia C. Meringer
Secretary


                              PIONEER BANCSHARES CORPORATION


                         By:  ___________________________
                              B.D. Flurry
                              President


ATTEST:


__________________________

Secretary



                        ACKNOWLEDGEMENT

                      HIBERNIA CORPORATION


STATE OF LOUISIANA
PARISH OF ORLEANS

          BEFORE ME, the undersigned Notary Public, on this ___ day of __________, 199_, in the presence of the undersigned competent witnesses, personally came and appeared Stephen A. Hansel, who, being duly sworn, declared and acknowledged before me that he is the President of Hibernia Corporation and that in such capacity he was duly authorized to and did execute the foregoing Merger Agreement on behalf of such Corporation, for the purposes therein expressed,l and as his and such Corporation's free act and deed.

WITNESSES:

_____________________________



______________________________


              _____________________________________
                          NOTARY PUBLIC



                        ACKNOWLEDGEMENT

                 PIONEER BANCSHARES CORPORATION

STATE OF LOUISIANA
PARISH OF ORLEANS

          BEFORE ME, the undersigned Notary Public, on this ___ day of __________, 199_, in the presence of the undersigned competent witnesses, personally came and appeared B.D. Flurry , who, being duly sworn, declared and acknowledged before me that he is the President of Pioneer Bancshares Corporation and that in such capacity he was duly authorized to and did execute the foregoing Merger Agreement on behalf of such Corporation, for the purposes therein expressed, and as his and such Corporation's free act and deed.

WITNESSES:

_____________________________



______________________________


              _____________________________________
                          NOTARY PUBLIC




                           APPENDIX B

              OPINION OF US BANKING ALLIANCE, INC.


              [WILL BE FILED BY AMENDMENT]




                           APPENDIX C


         CERTAIN PROVISIONS OF LOUISIANA LAW RELATING TO
              THE RIGHTS OF DISSENTING SHAREHOLDERS


A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

          B. The right to dissent provided by this Section shall not exist in the case of:

          (1) A sale pursuant to an order of a court having jurisdiction in the premises.

          (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

          C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

          D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

          E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

          F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

          G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

          H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.



                           APPENDIX D

               OPINION OF ERNST & YOUNG REGARDING
                       CERTAIN TAX MATTERS


               [WILL BE FILED BY AMENDMENT]


PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

     Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions.
Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

     Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of
Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

     Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

     The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

     Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

     Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

     Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

     Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

     The Company has adopted an indemnification provision to its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Company's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Company or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that the person served as an officer or director of the Company or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Company if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Company to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     The Company's Articles of Incorporation further provide that no director or officer of the Company shall be personally liable to the Company or its shareholder for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

     The Articles of Association of the Bank include indemnification and limitation of liability provisions identical to those adopted by the Company and described above.


Item 21.  Exhibits and Financial Statement Schedules.

EXHIBIT             DESCRIPTION

 2        Agreement and Plan of Merger (included as
          Appendix A to the Proxy Statement-Prospectus)

 3.1      Exhibit 4.1 to the Registration Statement on
          Form S-3 filed with the Commission by the Registrant (Registration No. 33-23591) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

 3.2      Exhibit 4.2 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Post-Effective Amendment No. 2 to
          Registration No. 2-96194) is hereby
          incorporated by reference (By-Laws of the Registrant, as amended to date)

 5        Opinion of Patricia C. Meringer, Esq. re:
          legality of shares

 8 Opinion of Ernst & Young, certified public accountants, regarding certain tax matters
          (included as Appendix D to the Proxy
          Statement-Prospectus)

10.13     Exhibit 10.13 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Deferred
          Compensation Plan for Outside Directors of
          Hibernia Corporation and its Subsidiaries, as amended to date)

10.14     Exhibit 10.14 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Hibernia
          Corporation Executive Life Insurance Plan)

10.16     Exhibit 4.7 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia
          Corporation 1987 Stock Option Plan, as amended to date)

10.28 Exhibits M and N to the Company's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Warrant
          Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan
          Bank (National Association) and certain other lenders, including the Form of Warrant attached thereto)

10.29 Exhibit L to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Registration
          Rights Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, as amended to date)

10.30 Exhibit 10.30 to a Current Report on Form 8-K dated July 17, 1992 filed by the Registrant with the Commission is hereby incorporated by reference (Stock Purchase Agreement dated as of July 17, 1992 between the Registrant,
          Hibernia National Bank in Texas and Comerica
          Incorporated)

10.31 Exhibit 10.31 to a Current Report on Form 8-K dated September 15, 1992 filed by the Registrant with the Commission is hereby incorporated by reference (Amendment to Stock
          Purchase Agreement dated September 10, 1992 between Registrant and Comerica Incorporated)

10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term
          Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock
          Option Plan of Hibernia Corporation)

10.36     Exhibit 10.36 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file no. 0-7220) is hereby
          incorporated by reference (Employment
          agreement between Stephen A. Hansel and
          Hibernia Corporation)

10.37     Form of Employment Agreement between E.R. Campbell, Jr.
          and Hibernia Corporation

10.38     Form of Employment Agreement between B.D. Flurry and
          Hibernia Corporation

13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file No. 0-7220) is hereby
          incorporated by reference (1993 Annual Report to security holders of the Registrant)

22 Exhibit 22 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended
          December 31, 1989 filed with the Commission
          (Commission file no. 0-7220) is hereby
          incorporated by reference (Subsidiaries of the Registrant)

23(a)     Consent of Patricia C. Meringer, Esq.
          (included with Exhibit 5)

23(b)     Consent of Ernst & Young
          Consent of Smith, Pugh & Company
          Consent of US Banking Alliance Inc.

24        Powers of Attorney

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (i) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (ii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

     (iii) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

     (iv) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (v) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (vi) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on October 13, 1994.



                              HIBERNIA CORPORATION



                              By:  /s/ Ronald E. Samford, Jr.
                                   RONALD E. SAMFORD, JR.
                                   Controller and Executive
                                   Vice President


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on October 13, 1994.

Signatures                              Title

       *
_____________________________      Chairman of the Board
Robert H. Boh

       *
_____________________________      Chief Executive Officer
Stephen A. Hansel                  and Director

       *
_____________________________      Chief Financial Officer
Robert W. Close

       *
_____________________________      Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________      Director
W. James Amoss, Jr.

       *
_____________________________      Director
J. Terrell Brown

       *
_____________________________      Director
J. Herbert Boydstun

       *
_____________________________      Director
Brooke H. Duncan

       *
_____________________________      Director
Richard W. Freeman

       *
_____________________________      Director
Robert L. Goodwin

       *
_____________________________      Director
Dick H. Hearin

       *
_____________________________      Director
Robert T. Holleman

       *
_____________________________      Director
Hugh J. Kelly

       *
_____________________________      Director
John P. Laborde

       *
_____________________________      Director
Sidney W. Lassen

       *
_____________________________      Director
Donald J. Nalty

       *
_____________________________      Director
Robert T. Ratcliff

       *
_____________________________      Director
H. Duke Shackelford

       *
_____________________________      Director
James H. Stone

       *
_____________________________      Director
Virgnia E. Weinmann

       *
_____________________________      Director
E. L. Williamson

       *
_____________________________      Director
Robert E. Zetzmann




*By: /s/ Patricia C. Meringer
     PATRICIA C. MERINGER
     Attorney-in-Fact




                          EXHIBIT INDEX

Exhibit                                      Sequential Page
                                                  Number


 5        Opinion of Patricia C. Meringer, Esq.

10.37     Form of Employment Agreement between E.R. Campbell, Jr.
          and Hibernia Corporation

10.38 Form of Employment Agreement between B.D. Flurry and Hibernia Corporation

 23(a)    Consent of Patricia C. Meringer, Esq. (included with
          Exhibit 5)

 23(c)    Consent of Ernst & Young
          Consent of Smith, Pugh & Company
          Consent of Arthur Andersen & Co.
          Consent of Castaing, Hussey & Lolan
          Consent of KPMG Peat Marwick LLP
          Consent of Roger C. Parker
          Consent of US Banking Alliance Inc. *

 24       Powers of Attorney
________

*  To be filed by amendment




                            EXHIBIT 5


                        October __, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

     I am Associate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares") to be issued by the Company in a proposed merger (the "Merger") with Pioneer Bancshares Corporation ("Pioneer") in which the shareholders of Pioneer will receive the Shares in exchange for their shares of common stock of Pioneer to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Pioneer upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

     In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

     In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

     Based upon and limited by the foregoing, and based upon legal considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

     1. Hibernia Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

     2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

     I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.

     This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.


                              Very truly yours,



                              Patricia C. Meringer
                              Associate Counsel
                                and Secretary




                         EXHIBIT 10. 38

 FORM OF EMPLOYMENT AGREEMENT BETWEEN HIBERNIA CORPORATION AND
                       E.R. CAMPBELL, JR.

                            AGREEMENT

     THIS AGREEMENT is entered into this ___ day of ___________, 1994, by and among E. R. Campbell, Jr. ("Employee"), and Hibernia
National Bank, a national banking association ("Hibernia").

                      W I T N E S S E T H:

     WHEREAS, Hibernia intends to acquire by merger Pioneer
Bancshares, Inc. ("Pioneer"), of which Employee is the Chairman;

     WHEREAS, Employee is a unique repository of information and knowledge concerning Pioneer, its customers and its operations;

     WHEREAS, Hibernia desires to have the benefit of such knowledge and experience and recognizes that such knowledge and experience would be valuable to competitors of Hibernia to the detriment of Hibernia;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Hibernia agrees to employ Employee and Employee agrees to remain in the employ of Hibernia, upon the terms and subject to the conditions provided herein.

     2. POSITION AND TITLE. During the period of his employment hereunder, Employee shall be employed as Chairman, Shreveport Region, or such other title as may be mutually agreed by the parties, and shall perform services when and as directed by Hibernia, as more fully described in Section 3 hereof.

     3. DUTIES. Employee's duties shall include those duties that may, from time to time, be delegated to Employee by the President of Hibernia, and such other responsibilities as may, in the sole discretion of the President of Hibernia, be necessary or appropriate to the position of Chairman, Shreveport Region. The duties would include, but not necessarily be limited to, assisting in the integration of Pioneer into the operations of Hibernia, representing Hibernia in community affairs, participating in activities with the Louisiana Bankers Association, developing new business relationships and assisting in soliciting merger and acquisition candidates. During the period of this employment hereunder, Employee shall devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder. During the term of his employment under this Agreement, Employee may not serve, or continue to serve, on the board of directors or hold any other office or position with any other financial institution within the Affected Area, as defined below.

     4.  COMPENSATION.

         (a) Salary. Hibernia will pay Employee $250,000 per year to compensate Employee for the duties and responsibilities performed for Hibernia described in Section 3 above. During the term of his employment, Employee's salary will be paid currently in equal installments twice monthly, on the 15th and the last business day of each month. The foregoing salary may be increased, but not decreased, by the Board of Directors of Hibernia or any committee of such Board to which such responsibility is generally or specifically delegated.

         (b) Benefits. Employee during the term of his employment shall also be entitled to receive such benefits as Hibernia may provide for its employees pursuant to any policy of Hibernia authorized by its Board of Directors.

          5. TERM. Employee's employment under this Agreement shall commence at the Effective Date pursuant to the Agreement and Plan and Merger (the "Agreement") dated June 1, 1994 by and between the Hibernia Corporation and Pioneer Bancshares, Inc. and shall terminate five years from the Effective Date, (the "Contractual Termination Date"). This Agreement may be terminated sooner in accordance with any provision hereof.

     6.  TERMINATION.

         (a)   Death or Disability.

               (i) Employment shall terminate upon Employee's death.

               (ii) If Employee becomes, in the good faith
                    judgment of Hibernia's Board of Directors, physically or mentally disabled so as to be eligible to receive benefits pursuant to the disability insurance policy provided to Employee pursuant to this Agreement, Hibernia may, at its option, terminate employment upon not fewer than 15 days' written notice.

               If employment is terminated pursuant to this Subsection 6(a), Employee or his heirs, estate, executor and administrator shall be entitled to receive, and Hibernia shall pay to Employee or his heirs, estate, executor or administrator unpaid salary through the Contractual Termination Date.

         (b) Termination for Cause. This Agreement may be immediately terminated by Hibernia if: (i) after the Effective Date, Employee knowingly and intentionally commits, or is arrested for or otherwise officially charged with, a felony or a crime involving moral turpitude or any other criminal activity or unethical conduct that, in the good faith opinion of the Board of Directors of Hibernia, would seriously impair Employee's ability to perform his duties hereunder or would impair the business reputation of Hibernia or (ii) in good faith opinion of the Board of Directors of Hibernia, Employee has knowingly or intentionally violated any statute, rule, or regulation under the federal securities or banking laws, the securities of banking laws of any state, or any provision of this Agreement.

         (c) Termination for Good Reason. Employee may terminate this Agreement at any time for "Good Reason", defined to mean, (i) while Employee is an employee, the assignment to him of any duties or responsibilities which in his reasonable judgement are inconsistent with the position of Employee set forth in Section 2 hereof, (ii) requiring Employee, without his consent, to be based anywhere other than Shreveport, Louisiana. If Employee terminates this Agreement for Good Reason, Hibernia shall pay to Employee the remainder of his salary through the Contractual Termination Date at the time of termination in a lump sum.

         (d) Termination of Agreement Without Cause. Hibernia may terminate this Agreement without cause at any time after the Effective Date by paying to Employee the full amount of salary in a lump sum to which he would have been entitled through the Contractual Termination Date.

     7.  Non-Competition.

         (a) If Hibernia terminates this Agreement for cause, or Employee terminates his employment without Good Reason, or if Employee terminates his employment for Good Reason or Hibernia terminates the Agreement without cause and, in each such case, Hibernia has paid or continues to pay Employee the amounts due him hereunder through the Contractual Termination Date, then for a period of five years from the Effective Date, Employee shall not:

               (i) become an officer, director, employee or more than 3% shareholder in any financial institution having an office or otherwise doing business within the Affected Area, as defined below, except that in the case of First Federal Savings Bank, or its successors, Employee may continue to own a percentage of the outstanding shares not in excess of the percentage of such shares owned by him as of the date hereof, which percentage of shares is listed on Appendix 7 hereto;

               (ii) solicit any of Hibernia's depositors or other
                    customers to become depositors or customers of any other financial institution having an office or otherwise doing business within the Affected Area;

         (b) As used herein, the term "Affected Area" shall mean the Parishes of Louisiana within a circle having as its center the location of the Hibernia branch located at 401 Texas Street, Shreveport, on the date of this Agreement and a radius of 100 miles from such center.

     8. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9. INTEGRATED AGREEMENT. This Agreement, and all other documents and instruments delivered in accordance with the terms hereof, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

     10. AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

     11. CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such State.

     12. SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              EMPLOYEE


                              ____________________________________
                              E. R. Campbell, Jr.


                              HIBERNIA NATIONAL BANK


                              By:  _______________________________




                          EXHIBIT 10.39


    FORM OF EMPLOYMENT AGREEMENT BETWEEN HIBERNIA CORPORATION
                         AND B.D. FLURRY


                            AGREEMENT

     THIS AGREEMENT is entered into this ___ day of ___________, 1994, by and among B.D. Flurry ("Employee"), and Hibernia National Bank, a national banking association ("Hibernia").

                      W I T N E S S E T H:

     WHEREAS, Hibernia intends to acquire by merger Pioneer
Bancshares, Inc. ("Pioneer"), of which Employee is the President;

     WHEREAS, Employee is a unique repository of information and knowledge concerning Pioneer, its customers and its operations;

     WHEREAS, Hibernia desires to have the benefit of such knowledge and experience and recognizes that such knowledge and experience would be valuable to competitors of Hibernia to the detriment of Hibernia;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Hibernia agrees to employ Employee and Employee agrees to remain in the employ of Hibernia, upon the terms and subject to the conditions provided herein.

     2. POSITION AND TITLE. During the period of his employment hereunder, Employee shall be employed as City President, Shreveport Region, or such other title as may be mutually agreed by the parties, and shall perform services when and as directed by Hibernia, as more fully described in Section 3 hereof.

     3. DUTIES. Employee's duties shall include those duties that may, from time to time, be delegated to Employee by the President of Hibernia, and such other responsibilities as may, in the sole discretion of the President of Hibernia, be necessary or appropriate to the position of City President, Shreveport Region. The duties would include, but not necessarily be limited to, supervising the day-to-day operations of the Shreveport branches, assisting in the integration of Pioneer into the operations of Hibernia, and supervising management personnel involved in the Shreveport operations. During the period of this employment hereunder, Employee shall devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder. During the term of his employment under this Agreement, Employee may not serve, or continue to serve, on the board of directors or hold any other office or position with any other financial institution within the Affected Area, as defined below.

     4.  COMPENSATION.

         (a) Salary. Hibernia will pay Employee $186,000 per year to compensate Employee for the duties and responsibilities performed for Hibernia described in Section 3 above. During the term of his employment, Employee's salary will be paid currently in equal installments twice monthly, on the 15th and the last business day of each month. The foregoing salary may be increased, but not decreased, by the Board of Directors of Hibernia or any committee of such Board to which such responsibility is generally or specifically delegated.

         (b) Benefits. Employee during the term of his employment shall also be entitled to receive such benefits as Hibernia may provide for its employees pursuant to any policy of Hibernia authorized by its Board of Directors, including, but not limited to, reimbursement of professional dues and fees and the reasonable cost of continuing professional education.

          5. TERM. Employee's employment under this Agreement shall commence at the Effective Date pursuant to the Agreement and Plan and Merger (the "Agreement") dated June 1, 1994 by and between the Hibernia Corporation and Pioneer Bancshares, Inc. and shall terminate five years from the Effective Date, (the "Contractual Termination Date"). This Agreement may be terminated sooner in accordance with any provision hereof.

     6.  TERMINATION.

         (a)   Death or Disability.

               (i) Employment shall terminate upon Employee's death.

               (ii) If Employee becomes, in the good faith
                    judgment of Hibernia's Board of Directors, physically or mentally disabled so as to be eligible to receive benefits pursuant to the disability insurance policy provided to Employee pursuant to this Agreement, Hibernia may, at its option, terminate employment upon not fewer than 15 days' written notice.

               If employment is terminated pursuant to this Subsection 6(a), Employee or his heirs, estate, executor and administrator shall be entitled to receive, and Hibernia shall pay to Employee or his heirs, estate, executor or administrator unpaid salary through the Contractual Termination Date.

         (b) Termination for Cause. This Agreement may be immediately terminated by Hibernia if: (i) after the Effective Date, Employee knowingly and intentionally commits, or is arrested for or otherwise officially charged with, a felony or a crime involving moral turpitude or any other criminal activity or unethical conduct that, in the good faith opinion of the Board of Directors of Hibernia, would seriously impair Employee's ability to perform his duties hereunder or would impair the business reputation of Hibernia or (ii) in good faith opinion of the Board of Directors of Hibernia, Employee has knowingly or intentionally violated any statute, rule, or regulation under the federal securities or banking laws, the securities of banking laws of any state, or any provision of this Agreement.

         (c) Termination for Good Reason. Employee may terminate this Agreement at any time for "Good Reason", defined to mean, (i) while Employee is an employee, the assignment to him of any duties or responsibilities which in his reasonable judgement are inconsistent with the position of Employee set forth in Section 2 hereof, (ii) requiring Employee, without his consent, to be based anywhere other than Shreveport, Louisiana. If Employee terminates this Agreement for Good Reason, Hibernia shall pay to Employee the remainder of his salary through the Contractual Termination Date at the time of termination in a lump sum.

         (d) Termination of Agreement Without Cause. Hibernia may terminate this Agreement without cause at any time after the Effective Date by paying to Employee the full amount of salary in a lump sum to which he would have been entitled through the Contractual Termination Date.

     7.  Non-Competition.

         (a) If Hibernia terminates this Agreement for cause, or Employee terminates his employment without Good Reason, or if Employee terminates his employment for Good Reason or Hibernia terminates the Agreement without cause and, in each such case, Hibernia has paid or continues to pay Employee the amounts due him hereunder through the Contractual Termination Date, then for a period of five years from the Effective Date, Employee shall not:

               (i) become an officer, director, employee or more than 3% shareholder in any financial institution having an office or otherwise doing business within the Affected Area, as defined below;

               (ii) solicit any of Hibernia's depositors or other
                    customers to become depositors or customers of any other financial institution having an office or otherwise doing business within the Affected Area;

         (b) As used herein, the term "Affected Area" shall mean the Parishes of Louisiana within a circle having as its center the location of the Hibernia branch located at 401 Texas Street, Shreveport, on the date of this Agreement and a radius of 100 miles from such center.

     8. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9. INTEGRATED AGREEMENT. This Agreement, and all other documents and instruments delivered in accordance with the terms hereof, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

     10. AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

     11. CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such State.

     12. SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              EMPLOYEE


                              ____________________________________
                              B. D. Flurry


                              HIBERNIA NATIONAL BANK


                              By:  _______________________________




                        EXHIBIT 23 (c)(i)

                  CONSENT OF ERNST & YOUNG LLP



                 Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for this registration of its common stock to be issued pursuant to its proposed merger with Pioneer Bancshares Corporation and to the incorporation by reference therein of our reports (i) dated January 11, 1994, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993 and (ii) dated January 11, 1994, except for the pooling of interests with the Other Pooled Companies described in Note 16, as to which the date is August 1, 1994, with respect to the supplemental consolidated financial statements of Hibernia Corporation included in its Current Report on Form 8-K dated October 11, 1994, both filed with the Securities and Exchange Commission.


                                     /s/Ernst & Young LLP
                                     ERNST & YOUNG LLP


New Orleans, Louisiana
October 11, 1994





                        EXHIBIT 23(c)(ii)

                CONSENT OF SMITH, PUGH & COMPANY


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Hibernia Corporation for the registration of its common stock to be issued pursuant to its proposed merger with Pioneer Bancshares Corporation and to the inclusion herein of our report dated February 7, 1994, with respect to the consolidated financial statements of Pioneer Bancshares Corporation and Subsidiaries also included therein, filed with the Securities and Exchange Commission.


                                    /s/ Smith, Pugh & Company
                                        SMITH, PUGH & COMPANY


Shreveport, Louisiana
October 14, 1994





                       EXHIBIT 23(c)(iii)

                CONSENT OF ARTHUR ANDERSEN & CO.



          Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in the Form S-4 and related propspectus filed by Hibernia Corporation (Hibernia) under the Securities Exchange Act of 1933 of our report dated February 14, 1994, with respect to the consolidated statements of condition of First Continental Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income (loss), cash flows and shareholders equity for each of the three years ended December 31, 1993 included in Hibernia's Form 8-K dated
October 11, 1994.


                                      /s/ Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP


New Orleans, Louisiana
October 14, 1994





                        EXHIBIT 23(c)(iv)

               CONSENT OF CASTAING, HUSSEY & LOLAN



                 Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the registration statement (Form S-4) and related prospectus of Hibernia Corporation for the registration of its common stock to be issued pursuant to its proposed merger with Pioneer Bancshares Corporation and to incorporation by reference therein of our report dated January 25, 1994, relating to the consolidated balance sheets of Commercial Bancshares, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the Hibernia Corporation Current Report on Form 8-K dated October 11, 1994.


                                /s/ Castaing, Hussey & Lolan
                                    CASTAING, HUSSEY & LOLAN


New Iberia, Louisiana
October 13, 1994





                        EXHIBIT 23(c)(v)

                CONSENT OF KPMG PEAT MARWICK LLP



                 Independent Auditor's Consent

We consent to the use of our report related to the consolidated financial statements of First Bancorp of Louisiana, Inc. as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference in the registration statement filed by Hibernia Corporation on or about October 14, 1994, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in 1993 in the method of accounting for income taxes.



/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP


Shreveport, Louisiana
October 14, 1994





                        EXHIBIT 23(c)(vi)
                   CONSENT OF ROGER C. PARKER



                  INDEPENDENT AUDITOR'S CONSENT

I consent to the reference of my firm under the caption "Experts" in the registration statement (Form S-4) and related prospectus of Hibernia Corporation for the registration of its common stock to be issued pursuant to its proposed merger with Pioneer Bancshares Corporation and to incorporation by reference therein of the report dated January 12, 1994, relating to the balance sheets of Bastrop National Bank as of December 31, 1993 and 1992, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three year-period ended December 31, 1993, which report appears in the Hibernia Corporation Current Report on Form 8-K dated October 11, 1994.



/s/ Roger C. Parker
ROGER C. PARKER
Certified Public Accountant


Monroe, Louisiana
October 12, 1994





                        EXHIBIT 23(c)(vii)

                 CONSENT OF US BANKING ALLIANCE INC.



Atlanta, Georgia
October __, 1994


     [TO BE FILED BY AMENDMENT]




                           EXHIBIT 24
                       POWERS OF ATTORNEY

                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ W. James Amoss, Jr.
                              W. JAMES AMOSS, JR.
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chairman and Director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert H. Boh
                              ROBERT H. BOH
                              Chairman and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of September, 1994.



                              /s/ J. Herbert Boydstun
                              J. HERBERT BOYDSTUN
                              Director
                              HIBERNIA CORPORATION


                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ J. Terrell Brown
                              J. TERRELL BROWN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Brooke H. Duncan
                              BROOKE H. DUNCAN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Richard W. Freeman, Jr.
                              RICHARD W. FREEMAN, JR.
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert L. Goodwin
                              ROBERT L. GOODWIN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned President, Chief Executive Officer and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Stephen A. Hansel
                              STEPHEN A. HANSEL
                              President, Chief Executive Officer
                                and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Dick H. Hearin
                              DICK H. HEARIN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert T. Holleman
                              ROBERT T. HOLLEMAN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Hugh J. Kelly
                              HUGH J. KELLY
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ John P. Laborde
                              JOHN P. LABORDE
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Sidney W. Lassen
                              SIDNEY W. LASSEN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Donald J. Nalty
                              DONALD J. NALTY
                              Vice Chairman and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert T. Ratcliff
                              ROBERT T. RATCLIFF
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ James H. Stone
                              JAMES H. STONE
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Ernest L. Williamson
                              ERNEST L. WILLIAMSON
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Virginia E. Weinmann
                              VIRGINIA E. WEINMANN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert E. Zetzmann
                              ROBERT E. ZETZMANN
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chief Financial Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Robert W. Close
                              ROBERT W. CLOSE
                              Chief Financial Officer
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chief Accounting Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Pioneer Bancshares Corporation ("Pioneer") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock, of Pioneer and merge Pioneer into the Corporation, authorized by resolutions duly adopted by the Board of Directors, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 28th day of June, 1994.



                              /s/ Ronald E. Samford, Jr.
                              RONALD E. SAMFORD, JR.
                              Chief Accounting Officer
                              HIBERNIA CORPORATION